Exhibit 10.12

PURCHASE AGREEMENT

BETWEEN

Pharmacann llc

AND

IIP operating partnership, LP

August 22, 2016

PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of the 22nd day of August, 2016 (“Contract Date”), by and among PharmaCann LLC, an Illinois Limited Liability Company, 1140 Lake Street, Suite 304, Oak Park, Ill. (Seller”), and IIP Operating Partnership, LP, 17190 Bernardo Center Drive, San Diego, Ca. (“Buyer”).

RECITALS

Seller owns and is offering for sale the land and improvements commonly known as 600 Neelytown Road, Hudson Valley Crossing, Montgomery, NY, and more completely described below. Buyer has offered to buy the foregoing property, and the parties are entering into this Agreement to set forth the terms and conditions of the sale to Buyer.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.	Agreement of Sale.

1.1           Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, Seller’s right, title and interest in that certain real property with the street address 600 Neelytown Road, Hudson Valley Crossing, Montgomery, NY, and more particularly described in attached Exhibit A. In addition, each Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, Seller’s right, title and interest in the following, which together with the Land, shall be termed the “Property” herein:

(a)          the building located at the Land owned by Seller (collectively, the “Buildings”) and all fixtures and other improvements located upon such Land (collectively, the “Improvements”);

(b)          all fixtures owned by such Seller that are necessary for the operation of the Property owned by such Seller and that are located on the Property;

(c)          all easements, rights of way, privileges, licenses, appurtenances and other rights and benefits of such Seller belonging to or in any way related to the Land owned by such Seller;

(d)          the Lease and Service Contracts (as such terms are hereinafter defined) to which such Seller is a party;

(e)          all transferable or assignable certificate(s) of occupancy, building or equipment permits, consents, authorizations, variances, waivers, permits, and certificates from any governmental or quasi-governmental authority necessary for the ownership of the Land or the Improvements owned by such Seller (collectively, the “Approvals”); and

(f)          all transferable or assignable warranties (the “Warranties”) relating to the ownership, development, use and operation of the Land and Improvements owned by such Seller;

Buyer has no right to purchase, and Seller have no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller have agreed to sell, all of the Property, subject to and in accordance with the terms and conditions of this Agreement.

2.          Purchase Price and Lease Back. The purchase price for the Property is thirty million dollars ($30,000,000.00) (the “Purchase Price”) and shall be paid in cash by Buyer at the Closing (as defined in Section 10.1 below). Concurrent with the Closing Date as defined in Section 10.1, Seller shall enter into a Lease Agreement as tenant for the Property with Buyer as Landlord, in a form substantially as that attached hereto as Exhibit C (the “Lease”).

3.	Deposit and Independent Consideration

3.1           Refundable Payment and Deposit. Within three (3) business days after the Contract Date, Buyer shall deposit in an escrow (the “Escrow”) established for the transaction contemplated by this Agreement with Chicago Title Insurance Company (the “Title Company”) the sum of five hundred thousand dollars ($500,000) (the “Deposit”). The amount so deposited, shall, at Purchaser's election, be credited against the Purchase Price at Closing, or returned to Purchaser at Closing. The Deposit shall not be refundable except as otherwise provided herein. In the event Buyer defaults in its obligations to close the purchase of the Property, then Seller's sole and exclusive remedy (and in lieu of any other remedy, legal or equitable in nature) shall be to seek payment of the Deposit, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages.  Seller shall have no other remedy for any default by Buyer.

3.2           IPO Contingency. The Deposit shall be refundable in the event that buyer does not successfully complete Buyer’s Initial Public Offering (IPO) in an amount not less than $75,000,000.00 on or before October 1, 2016, and as otherwise provided herein. Buyer agrees to keep Seller advised as to the status of the IPO and/or other capital raises.

3.3           A portion of the Deposit in the amount of One Hundred Dollars ($100.00) shall be immediately released to Seller and shall serve as independent consideration (the “Independent Consideration”) for Seller’s execution of this Agreement and agreement to sell the Property to Buyer on and subject to the terms and conditions of this Agreement, including, without limitation, the grant to Buyer of the right to conduct its due diligence investigations of the Property. The Independent Consideration is applicable to the Purchase Price, but shall be retained by Seller in the event of any termination of this Agreement. The Independent Consideration shall not constitute a part of the Deposit. Buyer acknowledges that Seller would not have entered into this Agreement had Buyer not made the Independent Consideration to Seller on the terms set forth in this Section 3.2.

4.	Due Diligence Documents.

4.1           Due Diligence Deliveries. Seller will provide Buyer with copies of the materials and documents identified on Exhibit B attached hereto.

4.2           Title Report. Seller have also provided Buyer with, and Buyer acknowledges receipt of those certain preliminary title reports for the Property prepared under Order No. [__________], together with a copy of each document referred to therein (collectively, the “Preliminary Title Reports”).

4.3           Additional Property Documents. Buyer shall have the right, at Buyer’s sole cost and expense and with at least two (2) business days’ prior notice, to review Seller’ permanent real property transaction files (excluding any privileged or confidential information and excluding any valuation and appraisal information) and plans and specification files relating to the Property during regular business hours.

4.4           Service Contracts. Buyer acknowledges that Seller have provided Buyer with copies of the service, maintenance, management and other contracts and agreements related to the operation and management of the Property, which are listed on Exhibit B, excluding the property management agreement and listing agreement which will not be assigned at Closing. Buyer shall notify Seller prior to the expiration of the Due Diligence Period whether Buyer will assume any such contracts or agreements as of the Closing, provided that Buyer shall be required to assume such contracts and agreements if they are not terminable at Closing without payment of a termination fee. Buyer’s failure to so notify Seller shall constitute Buyer’s election to have all such agreements and contracts terminated at Closing, provided that Buyer shall assume all such contracts and agreements that are not terminable at Closing without payment of a termination fee. All agreements and contracts that Buyer elects or is required to assume are hereinafter referred to as the “Service Contracts.”

4.5           Survey. Seller shall deliver copies of any existing surveys in Seller’ possession to Buyer (the “Survey”). Buyer may, at its sole cost and expense, update and recertify the Survey.

4.6           Natural Hazards Disclosure Report and Additional Disclosures. At least 24 hours prior to Buyer’s execution of this Agreement, Seller provided Buyer with, and Buyer acknowledges receipt of, copies of the materials and documents identified in Exhibit B attached hereto.

Unless Seller specifically and expressly otherwise agrees in writing, Buyer agrees that, except as required by law or as necessary for Buyer to enforce its rights under this Agreement, (1) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Buyer utilizing any information acquired in whole or in part through the exercise of Buyer’s inspection rights; and (2) all information regarding the Property of whatsoever nature made available to Buyer by Seller or Seller’ agents or representatives is confidential and shall not be disclosed to any other person except those assisting Buyer with the transaction, or Buyer’s lender, if any, and then only upon Buyer making such persons aware of the confidentiality restriction and procuring such persons’ agreement to be bound thereby. Except as otherwise provided above, Buyer agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase. Further, if the transaction contemplated hereby fails to close for any reason whatsoever, Buyer agrees to return to Seller, or cause to be returned to Seller, all materials delivered to Buyer pursuant to this Section 4. Notwithstanding any other term of this Agreement, the confidentiality provisions of this Section 4 shall survive the termination of this Agreement but shall not survive the Closing.

5.	Title.

5.1           Title Commitment. Buyer shall obtain, no later than the end of the Due Diligence Period, a commitment from the Title Company to issue at Closing a policy or policies of title insurance in a form acceptable to Buyer, which is not conditioned on the performance by any party or third party of any actions other than the express obligations of the parties under this Agreement (the “Commitment”). Buyer shall deliver the Commitment to Seller together with a letter from Buyer to Seller stating that the exceptions to title reflected in the Commitment are approved by Buyer. If Buyer does not provide Seller with the Commitment and such letter prior to the expiration of the Due Diligence Period, the title reflected in the Preliminary Title Reports (or any updated title reports) shall be deemed approved. Seller shall have no duty to cure, and Buyer shall not be entitled to any offset or credit against the Purchase Price due to, any defect in the title to the Property or any condition or aspect of the Property, to which Buyer may object, except as may be agreed by Seller in writing, in its sole and absolute discretion; provided, however, that Seller shall remove, bond over, or obtain a title endorsement for any monetary liens voluntarily created by Seller that affect the Property (“Seller Liens”), other than liens for taxes or assessments to the extent accruing on or after the Closing or liens created by, or resulting from the actions of, Buyer or any third party. Any cure that Seller has so agreed to perform or are obligated to perform shall become a condition precedent to Closing in favor of Buyer and shall be cured by the Closing Date. If such cure is not accomplished by the Closing Date, Buyer, as its sole and exclusive remedy, may either terminate this Agreement, in which case the Deposit shall be returned to Buyer, or waive such objection and complete the Closing subject to such exception, provided that if Seller refuses to remove a Seller Lien at Closing, Buyer shall have the right to instruct the Title Company, as escrow agent, to apply a portion of the Purchase Price sufficient to discharge such Seller Lien at Closing.

5.2           Permitted Exceptions. The following shall constitute the “Permitted Exceptions”: (a) the Title Company’s standard exceptions; (b) all exceptions that are shown on the Commitment (or if buyer does not obtain the Commitment prior to the end of the Due Diligence Period, then on the Preliminary Title Reports deemed approved pursuant to Section 5.1, above, as updated as of such date); (c) all exceptions that arise after the expiration of the Due Diligence Period that are not Seller Liens and that are not caused to appear of record by Seller.

5.3           Title Policy. Evidence of title shall be the issuance by the Title Company at Closing of a policy or policies of title insurance in the form of the Commitment, subject only to the Permitted Exceptions (collectively, the “Title Policy”); provided that if Buyer does not obtain the Commitment prior to the end of the Due Diligence Period and satisfy the conditions set forth in the Commitment (other than those that Seller are expressly obligated to perform in connection with this Agreement), then the “Title Policy” shall be an ALTA standard coverage owner’s policy of title insurance subject to the standard printed exceptions and the exceptions listed in the Preliminary Title Reports and any other Permitted Exceptions. Buyer shall be responsible for all costs of the Title Policy and for providing any necessary surveys to the Title Company at Buyer’s expense.

5.4           No Recording. Neither this Agreement nor any memorandum of this Agreement shall be recorded by, or on behalf of, Buyer in the Official Records. If Buyer violates the terms of this Section 5.4 by recording or attempting to record this Agreement or a memorandum thereof, such act shall not operate to bind or cloud the title to the Property, shall constitute a material breach and default by Buyer under this Agreement, and shall entitle Seller to terminate this Agreement by written notice to Buyer, which termination notice may be recorded against the Property.

6.	Access.

6.1           Access Terms. Provided that Buyer has complied with the insurance requirements in Section 6.3 and gives the applicable Seller at least two (2) business days prior notice (oral or written), Seller shall allow Buyer and authorized representatives of Buyer reasonable access, at reasonable times, to the Property for the purposes of satisfying Buyer with respect to the Property. In performing its examinations and inspections of the Property, Buyer shall use reasonable efforts to minimize any interference with Seller’ use and occupancy of the Property. Seller shall have the right at all times to have a representative of Seller accompany any of Buyer or Buyer’s employees, agents, contractors, consultants, officers, directors, representatives, managers or members (collectively, “Buyer’s Agents”) while such persons are on the Property. Buyer shall not contact the occupants of the Property without the applicable Seller’s prior written consent. Buyer’s breach of this Section 6.1 (and all subsections) shall constitute a material breach and default by Buyer of this Agreement. All investigations and inspections shall be performed in compliance with this Section 6 and all local, state and federal laws, rules and regulations, including, without limitation, any and all permits required thereunder, which permits shall be obtained by and at the sole cost of Buyer. Notwithstanding anything contained herein to the contrary, Buyer shall have no access to the Property until such a time as the applicable State of New York agency or department has issued a written authorization permitting such access to the Property.

6.2	Inspection and Testing

(i)          Buyer shall not conduct or allow any physically intrusive or destructive testing of, on or under the Property, without the Seller’s prior written consent, which consent may be withheld at Seller’ sole and absolute discretion. Buyer shall provide the Seller with two (2) days written notice prior to the commencement of any physically intrusive or destructive testing, accompanied by a detailed work plan describing the nature, scope, location and purpose of the proposed work. Buyer acknowledges and agrees that any Seller’s review of Buyer’s work plan is solely for the purpose of protecting Seller’ interests, and shall not be deemed to create any liability of any kind on the part of Seller in connection with such review that, for example, the work plan is adequate or appropriate for any purpose, or complies with applicable legal requirements. All work and investigations shall be performed in compliance with all local, state and federal laws, rules and regulations, including, without limitation, any and all permits required thereunder, all of which shall be at the sole cost and expense of Buyer.

(ii)         During the performance of Buyer’s investigations, Buyer shall promptly remove and properly dispose of all samples, substances and materials extracted from or generated by Buyer at the Property and, upon the completion of its investigations, shall return the Property to its original condition, including the removal of all equipment and materials used or generated during its investigations. Buyer shall name itself as the generator on any waste manifests required to dispose of said materials and shall obtain its own waste generator identification number with respect thereto. If Buyer fails to perform or cause such restoration, and such failure shall continue for two (2) days after Buyer receives written notice from the applicable Seller demanding the cure thereof, Seller may perform or cause to be performed such restoration work, and Buyer shall reimburse Seller for all the costs and expenses thereof within two (2) days after receipt of bills therefor.

6.3           Indemnification. Notwithstanding anything in this Agreement to the contrary, any entry upon, inspection, or investigation of the Property by Buyer or Buyer’s Agents shall be performed at the sole risk and expense of Buyer, and Buyer shall be solely and absolutely responsible for the acts or omissions of any of Buyer’s Agents. Furthermore, Buyer shall protect, indemnify, defend and hold Seller, and their successors, assigns, and affiliates harmless from and against any and all losses, damages (whether general, punitive or otherwise), liabilities, claims, causes of action, judgments, costs and legal or other expenses (including, but not limited to, attorneys’ fees and costs) (collectively, “Access Claims”) suffered or incurred by any or all of such indemnified parties to the extent resulting from any act or omission of Buyer or Buyer’s Agents in connection with: (i) Buyer’s inspection or investigations of the Property; (ii) Buyer’s entry upon the Property; (iii) any activities, studies or investigations conducted at, to, or on the Property by Buyer or Buyer’s Agents; or (iv) the presence by Buyer or Buyer’s Agents at or on the Property. If at any time prior to Closing, Buyer or Buyer’s Agents cause any damage to the Property, Buyer shall, at its sole expense, immediately restore the Property to the same condition as existed immediately prior to the occurrence of such damage as determined by the applicable Seller in its reasonable discretion. Buyer’s obligations under this Section 6.2 shall survive the termination of this Agreement or the Closing, as the case may be, notwithstanding any other provisions herein to the contrary, and shall not be limited by the terms of Section 3. Buyer shall, at all times, keep the Property free and clear of any mechanics’, materialmen’s or design professional’s claims or liens arising out of or relating to its investigations of the Property.

6.4           Insurance. Prior to any entry onto the Property by Buyer or Buyer’s Agents, any time prior to Closing, Buyer shall procure and maintain for at least eighteen (18) months after the Contract Date, public liability insurance covering Buyer, Seller, and the Property, and providing for a combined single limit in the minimum amount of $2,000,000.00 per occurrence per location, and issued by companies with a rating reasonably satisfactory to Seller. Prior to any entry onto the Property by Buyer or Buyer’s Agents, such insurance policies (or certificates evidencing such insurance) shall be delivered to Seller for approval, which approval shall not be unreasonably conditioned, delayed, or withheld. Seller shall be named as an additional insured under all such liability insurance.

7.          Due Diligence Period. Subject to Section 6, Buyer shall have sixty (60) days following the complete execution of this Agreement (the “Due Diligence Period”), to inspect and investigate the Property, including roof, plumbing, soils, electrical, sprinkler, water, sewer, mechanical, engineering, heating, ventilation and air conditioning and life safety systems, structural integrity of the Improvements, measurement of the square footage of the Land and Improvements, legal status and requirements pertaining to the Property (including applicable building codes, zoning, environmental, public health and fire safety laws), hazardous substance inspections including preparation of an environmental assessment, suitability of the Property for Buyer’s purposes and all other matters of significance to Buyer. Consistent with the terms and conditions of Section 4 above, Buyer agrees to keep the results of such testing and inspections confidential, except to the extent that disclosure is required by law (in which case Buyer will notify Seller in writing prior to making any such disclosure), which obligation shall survive the termination of this Agreement. If so requested by any Seller in writing, Buyer shall, at no cost to Seller, provide such Seller, as and when Buyer receives same, with a copy of all due diligence materials, reports, plans, surveys and inspections performed by or on behalf of Buyer or Buyer’s Agents, which obligation shall survive termination of this Agreement. Buyer shall order and pay for all costs and expenses with respect to such inspections and investigations.

If, at any time during the Due Diligence Period, Buyer determines, in its sole discretion, that the results of the inspections do not meet Buyer’s criteria for the purchase or operation of the Property in the manner contemplated by Buyer, Buyer may terminate this Agreement by written notice to Seller given not later than the expiration of the Due Diligence Period, and Buyer and Seller shall promptly direct the Title Company to have the Deposit returned to Buyer, and thereafter the parties hereto shall have no further rights or obligations hereunder, except for those rights and obligations which, by their terms, survive the termination hereof. Failure of Buyer to notify Seller as provided for herein of its election to terminate this Agreement prior to the expiration of the Due Diligence Period shall constitute Buyer’s satisfaction of the condition of the Property and Buyer’s due diligence with respect to the Property.

Seller agrees that it will not accept any offers to purchase the subject property during the due diligence period.

8.          Acceptance of Property “As Is”. ACKNOWLEDGING BUYER’S OPPORTUNITY TO INSPECT AND INVESTIGATE THE PROPERTY AS PROVIDED IN THIS AGREEMENT, BUYER AGREES TO TAKE THE PROPERTY “AS IS” WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (“DISCLOSURES”) PROVIDED OR MADE TO BUYER OR ITS CONSTITUENTS BY SELLER, their AGENTS, REPRESENTATIVES OR EMPLOYEES CONCERNING THE PROPERTY, OTHER THAN THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 11.1, SHALL NOT CONSTITUTE REPRESENTATIONS OR WARRANTIES. BUYER SHALL NOT RELY ON SUCH DISCLOSURES BUT, RATHER, BUYER SHALL RELY SOLELY ON ITS OWN INSPECTION OF THE PROPERTY. ACCORDINGLY, BUYER’S WAIVER OF THE DUE DILIGENCE PERIOD AS SET FORTH ABOVE, SHALL CONSTITUTE BUYER’S ACKNOWLEDGMENT AND AGREEMENT TO THE FOLLOWING: (i) BUYER HAS REVIEWED, EVALUATED AND VERIFIED THE DISCLOSURES AND DOCUMENTS AND HAS CONDUCTED ALL INSPECTIONS, INVESTIGATIONS, TESTS, ANALYSES, APPRAISALS AND EVALUATIONS OF THE PROPERTY (INCLUDING FOR TOXIC OR HAZARDOUS MATERIALS, SUBSTANCES OR WASTES (DEFINED AND REGULATED AS SUCH PURSUANT TO THE RESOURCE CONSERVATION AND RECOVERY ACT, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (“CERCLA”) OR ANY SIMILAR LAWS AND ALL REGULATIONS PROMULGATED THEREUNDER)) AS BUYER CONSIDERS NECESSARY OR APPROPRIATE TO SATISFY ITSELF FULLY WITH RESPECT TO THE CONDITION AND ACCEPTABILITY OF THE PROPERTY (ALL OF SUCH INSPECTIONS, INVESTIGATIONS AND REPORTS BEING HEREIN COLLECTIVELY CALLED THE “INVESTIGATIONS”); (ii) SELLER HAS PERMITTED BUYER ACCESS TO THE PROPERTY AND HAS DELIVERED TO, OR MADE AVAILABLE TO, BUYER ALL OF THE MATERIALS REFERENCED IN SECTION 4 (INCLUDING THE DOCUMENTS AND MATERIALS IDENTIFIED ON EXHIBIT B) (COLLECTIVELY, THE “DOCUMENTS”) SUFFICIENT FOR BUYER TO COMPLETE THE INVESTIGATIONS AND MAKE AN INFORMED DECISION TO PROCEED WITH THE PURCHASE OF THE PROPERTY PURSUANT TO THE TERMS OF THIS AGREEMENT; AND (iii) BUYER HAS COMPLETED ITS DUE DILIGENCE WITH RESPECT TO THE PROPERTY AND THE DOCUMENTS TO ITS SATISFACTION, IS THOROUGHLY FAMILIAR WITH THE PHYSICAL CONDITION OF THE PROPERTY, AND IS ACQUIRING THE PROPERTY BASED EXCLUSIVELY UPON ITS OWN INVESTIGATIONS AND INSPECTIONS OF THE PROPERTY AND THE DOCUMENTS AND THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 11.1. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SHALL FURTHER BE DEEMED TO HAVE ACKNOWLEDGED AND AGREED THAT (A) SELLER, BY MAKING AVAILABLE THE DOCUMENTS AND PERMITTING BUYER TO PERFORM THE INVESTIGATIONS, HAS FULLY COMPLIED WITH ALL DISCLOSURE REQUIREMENTS UNDER LOCAL, STATE AND FEDERAL LAWS, (COLLECTIVELY, THE “DISCLOSURE LAWS”), AND (B) BUYER’S RIGHTS AND REMEDIES WITH RESPECT TO THE PROPERTY SHALL BE LIMITED TO THE RIGHTS AND REMEDIES (INCLUDING ALL CONDITIONS AND LIMITATIONS PLACED THEREON) EXPRESSLY SET FORTH IN THIS AGREEMENT, AND BUYER HEREBY WAIVES ALL RIGHTS AND REMEDIES THAT MIGHT OTHERWISE BE AVAILABLE TO BUYER UNDER THE DISCLOSURE LAWS.

FURTHER, BUYER’S WAIVER OF THE DUE DILIGENCE PERIOD ABOVE, SHALL CONSTITUTE BUYER’S ACKNOWLEDGMENT AND AGREEMENT TO THE PROVISIONS OF THIS SECTION 8 AND THAT, REGARDLESS OF THE CONTENT OF ANY OF THE DOCUMENTS OR ANY STATEMENTS THAT SELLER, THEIR AGENTS, EMPLOYEES, OFFICERS, CONTRACTORS, PARTNERS OR MEMBERS MAY HAVE MADE TO BUYER, ITS AGENTS, EMPLOYEES, OFFICERS, CONTRACTORS, PARTNERS OR MEMBERS PRIOR TO OR DURING THE DUE DILIGENCE PERIOD, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 11.1, SELLER HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (1) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (2) THE INCOME TO BE DERIVED FROM THE PROPERTY; (3) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES THAT BUYER MAY CONDUCT THEREON; (4) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (5) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (6) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. BUYER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY CERCLA AND REGULATIONS PROMULGATED THEREUNDER. BUYER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR THEIR RELATED ENTITIES (COLLECTIVELY OR INDIVIDUALLY), AND THEIR MEMBERS, MANAGERS, PARTNERS, DIRECTORS, OFFICERS, SHAREHOLDERS, TRUSTEES, BENEFICIARIES, ATTOPRNEYS, AGENTS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS, HEIRS AND ASSIGNS (COLLECTIVELY, “SELLER AND THEIR AFFILIATES”) BASED ON, (x) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED; (y) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (z) ANY CONDITIONS WHATSOEVER ON, IN, UNDER, OR IN THE VICINITY OF THE PROPERTY. EXCEPT WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY BREACH OF COVENANTS, REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, BUYER, ON BEHALF OF ITSELF AND ITS PARTNERS, MEMBERS, MANAGERS, DIRECTORS, OFFICERS, SHAREHOLDERS, TRUSTEES, BENEFICIARIES, AGENTS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS, HEIRS AND ASSIGNS HEREBY RELEASES, SELLER AND THEIR AFFILIATES, FROM ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER, KNOWN OR UNKNOWN, WITH RESPECT TO ANY ASPECT OF THE PROPERTY, INCLUDING THE FOREGOING MATTERS.

BUYER AND SELLER REPRESENT AND ACKNOWLEDGE THAT THIS SECTION 8 WAS EXPLICITLY NEGOTIATED AND BARGAINED FOR AS A MATERIAL PART OF BUYER’S CONSIDERATION BEING PAID. Terms appearing in this Section 8 in all capital letters that have been defined elsewhere in this Agreement shall have the meanings set forth in such definitions.

9.	Conditions to Closing.

9.1           Buyer’s Conditions to Closing. Buyer’s obligation to purchase the Property is conditioned upon the satisfaction of each of the following conditions each of which is for the exclusive benefit of Buyer. Buyer may, at any time or times before the Closing, waive one or more of the following conditions, without affecting its rights and remedies with respect to the remaining conditions:

(i)          Seller’ performance in all material respects of all their obligations hereunder;

(ii)         The truth, completeness and accuracy, in all material respects, of each representation and warranty made by Seller as of the Contract Date and the Closing; and

(iii)        The unconditional commitment of the Title Company to issue the Title Policy as required by Buyer.

(iv)        The success of Buyer’s IPO as fully described in Section 3.2 above.

If Buyer elects to proceed with the Closing notwithstanding the fact that one or more of the foregoing conditions has not been satisfied, Buyer shall be deemed to have waived such condition and shall have no further rights or remedies on account of the failure of such condition or conditions.

9.2           Seller’ Conditions. Seller’s obligation to sell the Property is conditioned upon the satisfaction of each of the following conditions, each of which is for the exclusive benefit of Seller. Seller may, at any time before the Closing, waive one or more of the following conditions, without affecting its right, and remedies with respect to the remaining conditions:

(i)          The performance by Buyer of all its obligations hereunder in all material respects; and

(ii)         The truth, completeness and accuracy, in all material respects, of each representation and warranty made by Buyer as of the Contract Date and the Closing.

If Seller elect to proceed with the Closing notwithstanding the fact that one or more of the foregoing conditions has not been satisfied, Seller shall be deemed to have waived such condition and shall have no further rights or remedies on account of the failure of such condition or conditions.

9.3           Seller Default. If, at the Closing, the Closing fails to occur by reason of Seller’ failure or refusal to perform its obligations hereunder in any material respect in a prompt and timely manner, and any such circumstance continues for five (5) business days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then Buyer shall have the right, to elect, as its sole and exclusive remedy, at law or equity, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to Closing, or (c) terminate the agreement and bring a suit for damages to recover those reasonable out of pocket expenses actually incurred by Buyer in reliance upon Seller’s performance. By proceeding with the Closing, Buyer shall be deemed to have elected to have waived the condition.

10.	Closing.

10.1         Closing Date. The consummation of the purchase and sale of the Property (the “Closing”) shall be conducted through the Escrow thirty (30) days after the end of the Due Diligence Period (the “Closing Date”). Buyer may extend the Closing Date once for up to one (1) month by giving Seller written notice no later than five (5) business days prior to the scheduled Closing Date.

10.2         Seller’ Deposits Into Escrow. Seller shall deposit the following documents and items into escrow at least one (1) business day prior to the Closing Date:

(i)          a duly executed and acknowledged grant deed conveying the Land and Improvements owned by such Seller to Buyer in the form of the attached Exhibit E (the “Grant Deeds”);

(ii)         a duly executed bill of sale and general assignment, in the form of the attached Exhibit F (the “Assignments”), transferring such Seller’s interest in the Personal Property, Service Contracts, Approvals, and Warranties to Buyer;

(iii)        an affidavit in the form of the attached Exhibit G stating that such Seller is not a “foreign person” under Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (“IRC”);

(iv)        such Seller’s share of the prorations and closing costs as described in Sections 10.4 and 10.5 or instructions to Title Company to deduct same from the Purchase Price;

(b)          an owner’s title affidavit in the form of the attached Exhibit I; and

(c)          such other documents as may reasonably be required to complete the Closing.

10.3         Buyer’s Deposits into Escrow. Buyer shall deposit the following into escrow at least one (1) business day prior to the Closing Date:

(a)          the balance of the Purchase Price in immediately available funds;

(b)          Buyer’s share of the prorations, closing costs and Amendment Expenses as described in Sections 10.4, and 10.5

(c)          two original duly executed counterparts of the Assignments; and

(d)          such other documents as may reasonably be required to complete the Closing.

10.4         Adjustment and Proration.

(a)          Accounts Payable. All sums due for accounts payable which were owing or accrued by the Property for any period prior to the Closing and for all agreements and contracts not assumed by Buyer will be paid by Seller. Buyer will furnish to Seller for payment any bills received after the Closing that apply to any period prior to the Closing with respect to such accounts, agreements and contracts. Payments due under any Service Contracts shall be prorated as of the Closing Date, and Buyer shall be liable for all payments accruing thereunder after the Closing.

(b)          Property Taxes. All real and personal property ad valorem taxes and special assessments, if any, will be prorated to the Closing Date, based on the latest available tax rate and assessed valuation. With respect to any property tax appeal or reassessment filed by Seller for tax years (or portions thereof) prior to the Closing, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom applicable to the period before the Closing Date, except to the extent such amounts are payable to, or otherwise accrue to the benefit of, the Tenant pursuant to the Lease. After the Closing, Buyer shall provide Seller with a copy of all notices or correspondence Buyer receives concerning any real estate tax relief or refunds for the Property and shall cooperate with Seller in obtaining such refunds. This provision shall survive the Closing.

(c)          Utility Charges. All utility (including electricity, gas, water, sewer and telephone) charges will be prorated to the Closing Date. All utility security deposits, if any, will be retained by Seller.

(d)          Post-Closing. If the amount of any proration cannot be determined at the Closing, the adjustments will be made between the parties as soon after Closing as possible.

(e)          This Section 10.4 shall survive the Closing.

10.5         Closing Costs. The Closing costs for this transaction shall be paid as follows:

(a)          Seller shall pay: (i) all documentary transfer taxes; (ii) all recording fees; (iii) one-half (1/2) of the escrow fees; (iv) the premium for ALTA standard coverage owner’s policies of title insurance; and (v) all other costs and expenses allocated to Seller pursuant to this Agreement.

(b)          Buyer shall pay (i) the cost of the Title Policy above the amount Seller is obligated to pay, including the cost of any endorsements requested by Buyer, and the premium for any policy of lender’s title insurance, (ii) one-half of the escrow fees, and (iii) all other costs and expenses allocated to Buyer pursuant to this Agreement.

10.6         Closing. Pursuant to Section 10.1 above, Title Company shall close the escrow for this transaction when it is in a position to issue the Title Policy and has received from Seller and Buyer the items required of each in Sections 10.2 and 10.3 above. Title Company shall close escrow by doing the following:

(a)          Delivering to Seller the amount due Seller as shown on the Closing Statement, the original documents listed in Section 10.3 above, and a signed original of Seller’ Closing Statement;

(b)          Recording the Grant Deeds in the Official Records; and

(c)          Delivering to Buyer the Title Policy, the original documents and items listed in Section 10.2 above, and a closing statement for the escrow consistent with this Agreement and signed by Buyer and Seller (the “Closing Statement”), and any refund due Buyer.

10.7         Possession. Seller shall deliver possession of the Property to Buyer on the Closing Date, subject to the Lease and the rights of the tenant hereunder. In addition, outside of escrow, Seller shall deliver to Buyer such property files and records located at the Property or at Seller’s, including originals or copies of any Service Contracts.

11.	Representations and Warranties.

11.1         Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer, which representations and warranties shall survive the Closing, and all of which (i) are material and are being relied upon by Buyer, and (ii) are true, complete and accurate as of the date hereof.

(a)          Such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and authorized to transact business and in good standing under the laws of the State of New York.

(b)          This Agreement has been duly authorized, executed, and delivered by such Seller; the obligations of such Seller under this Agreement are legal, valid, and binding obligations of such Seller; and this Agreement does not, and at the time of Closing will not, violate any provision of any agreement to which such Seller is a party or to which it is subject or any law, judgment or order applicable to such Seller.

(c)          All documents executed by such Seller which are to be delivered to Buyer at the Closing will be, at the time of Closing, duly authorized, executed, and delivered by such Seller; the obligations of such Seller under such documents will be, at the time of Closing, legal, valid, and binding obligations of such Seller; and such documents will not, at the time of Closing, to the best of Seller’s knowledge, violate any provision of any agreement to which such Seller is a party or to which it is subject or any law, judgment or order applicable to such Seller.

(d)          Such Seller is not a “foreign person” within the meaning of IRC Section 1445(f)(3).

(e)          No proceedings under any federal or state bankruptcy or insolvency laws have been commenced by or against such Seller which have not been terminated; no general assignment for the benefit of creditors has been made by such Seller; and no trustee or receiver of such Seller’s property has been appointed.

(f)          Except as disclosed in writing to Buyer, no litigation or proceeding is pending that materially and adversely affects the Property owned by such Seller or such Seller’s ability to consummate the transactions contemplated by this Agreement.

(g)          Except as disclosed in writing to Buyer, such Seller, to such Seller’s Actual Knowledge, has not received any written notice that the condition of the Property owned by such Seller is in violation of any applicable material rule, regulation, ordinance or government directive from any administrative or governmental authority that has not been cured.

(h)          There are no leases affecting the Property, except as of the Closing, the Lease.

11.2         Material Changes; Survival. If, prior to the Closing, Seller obtains Actual Knowledge of any fact or circumstance that would materially change a representation or warranty made by Seller in this Agreement, then Seller shall promptly, and in all events at least five (5) days prior to the Closing Date (which date shall be extended if necessary to give Buyer five days to review such material change), give written notice of such changed fact or circumstance to Buyer. If, prior to Closing, upon Seller’s notice or otherwise, Buyer becomes aware of the material untruth or inaccuracy of, or facts or circumstances that would change materially, any representation or warranty of Seller in this Agreement, then Buyer shall have the option of: (i) waiving such breach of representation or warranty and completing its purchase of the Property pursuant to this Agreement; (ii) reaching agreement with Seller to adjust the terms of this Agreement to compensate Buyer for such change; or (iii) terminating this Agreement and receiving the return of the Deposit as Buyer’s sole and exclusive remedy, at law or equity, prior to Closing pursuant to Section 9.3; provided, however, if Buyer elects to complete Closing, Buyer will be deemed to have waived such breach, and if Buyer does not make an election by the earlier of the date three (3) days after Buyer becomes aware of such material untruth or inaccuracy or the Closing Date, this Agreement will be deemed terminated, in which case the Deposit shall be returned to Buyer and the parties shall have no further obligations under this Agreement other than those obligations that expressly survive a termination of this Agreement. All of Seller’ representations and warranties shall survive the Closing for a period of six (6) months, but only with respect to written claims alleging a specific breach of one or more of those representations and warranties received by Seller within such six (6)-month period. For the purposes of this Section 11.2, a matter shall be deemed material only if it would cause a reduction in the value of the Property of more than five percent (5%) of the Purchase Price.

11.3         Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, which representations and warranties shall survive the Closing and all of which (i) are material and are being relied upon by Seller, and (ii) are true, complete and accurate in all respects as of the date hereof and shall be true, complete and accurate as of the Closing Date:

(a)          Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California and authorized to transact business and in good standing under the laws of the State of California.

(b)          This Agreement has been duly authorized, executed, and delivered by Buyer; the obligations of Buyer under this Agreement are legal, valid, and binding obligations of Buyer; and this Agreement does not, and at the time of Closing will not, violate any provision of any agreement to which Buyer is a party or to which it is subject or any law, judgment or order applicable to Buyer.

(c)          All documents executed by Buyer that are to be delivered to Seller at the Closing will be, at the time of Closing, duly authorized, executed, and delivered by Buyer; the obligations of Buyer under such documents will be, at the time of Closing, legal, valid, and binding obligations of Buyer; and such documents will not, at the time of Closing, violate any provision of any agreement to which Buyer is a party or to which it is subject or any law, judgment or order applicable to Buyer.

(d)          No proceedings under any federal or state bankruptcy or insolvency laws have been commenced by or against Buyer which have not been terminated; no general assignment for the benefit of creditors has been made by Buyer; and no trustee or receiver of Buyer’s property has been appointed.

12.	Risk of Loss; Insurance Proceeds; Condemnation.

12.1         Damage or Destruction. In the event of damage or destruction of the Improvements that occurs prior to the Closing Date that would require the expenditure of an amount less than fifteen percent (15%) of the Purchase Price to repair, Buyer and Seller shall consummate this Agreement, and the applicable Seller shall assign to Buyer at Closing all rights to insurance proceeds on account of such damage or destruction, including any insurance proceeds previously received by such Seller with respect to such damage or destruction. In the event such damage or destruction would require the expenditure of an amount in excess of fifteen percent (15%) of the Purchase Price to repair, either Buyer or Seller may elect to terminate this Agreement by written notice to the other, given no later than the date ten (10) days after occurrence of such damage or destruction. If neither party elects to terminate this Agreement, the parties shall consummate this Agreement, and the applicable Seller shall assign to Buyer at Closing all rights to insurance proceeds on account of such damage or destruction, including any insurance proceeds previously received by such Seller with respect to such damage or destruction.

12.2         Eminent Domain. If, prior to the Closing, there is a substantial taking by eminent domain of the Land and Improvements that materially and adversely interferes with the use of any of the Buildings for their current permitted uses, Buyer shall have the right, by delivering written notice to Seller within ten (10) days after such taking, to terminate this Agreement, in which event the Deposit shall be returned to Buyer. If Buyer does not terminate this Agreement or if the taking is not substantial, or it does not materially and adversely interfere with the use of any of the Buildings for their current permitted uses, then this Agreement shall remain in effect, and the applicable Seller shall assign to Buyer at Closing their rights to the compensation and damages due such Seller on account of such taking (and will not settle any proceedings relating to such taking without Buyer’s prior written consent). Seller shall promptly (and in any event prior to the Closing) notify Buyer of any condemnation affecting the Property.

The provisions of this Section 12 shall supersede the provisions of any applicable laws with respect to the subject matter of this Section 12.

13.         Assignment. Buyer may not, at any time, assign this Agreement or Buyer’s rights or obligations under this Agreement, either directly or indirectly, without the prior written consent of Seller, which Seller may withhold in their sole and absolute discretion. Notwithstanding the foregoing, Buyer shall have a one (1)-time right to assign this Agreement to an Affiliate of Buyer (as defined below), without the consent of Seller, provided that Buyer delivers written notice of such assignment and the name and ownership of the assignee Affiliate of Buyer at least three (3) business days prior to the Closing Date, such assignee assumes in writing all of Buyer’s obligations hereunder, and such assignee will continue to be an Affiliate of Buyer immediately following the Closing. (An “Affiliate of Buyer” is an entity that controls, is controlled by, or is under common control with Buyer.) Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns. In connection with any approved assignment, the assignee shall assume the assignor’s obligations hereunder, but assignor shall nevertheless remain liable therefor.

14.         Seller’s Covenants During Contract Period. Between Seller’s execution of this Agreement and the Closing, or earlier termination of this Agreement as permitted hereunder, Seller shall (i) maintain the Property owned by Seller in good order, condition and repair, reasonable wear and tear excepted, but in no event shall Seller be obligated to make any capital repairs, replacements or improvements; (ii) not make any material physical changes to the Improvements; (iii) continue to manage the Property owned by such Seller in the manner in which it is being managed; (iv) not enter into any lease, except the Lease, amendment of lease or other occupancy agreement pertaining to the Property owned by such Seller; and (v) after the end of the Due Diligence Period, not offer the Property owned by such Seller for sale publicly or otherwise solicit, make, pursue, negotiate or accept offers for the sale of the Property owned by Seller to or from any party.

15.         ARBITRATION OF DISPUTES. IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES ARISING UNDER OR RELATED TO THIS AGREEMENT, SUCH DISPUTE, SHALL BE RESOLVED BY BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. SUCH ARBITRATION MAY BE INITIATED BY EITHER PARTY BY DELIVERING WRITTEN NOTICE OF INTENT TO ARBITRATE TO THE OTHER PARTY AND TO THE OFFICE OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) CLOSEST TO WHERE THE PROPERTY IS LOCATED, WHICH NOTICE SHALL DESCRIBE THE DISPUTE AND THE PARTY’S PROPOSAL FOR RESOLVING THE DISPUTE IN DETAIL. WITHIN THIRTY (30) DAYS AFTER DELIVERY OF SUCH NOTICE EACH PARTY SHALL PROVIDE ALL RELEVANT DOCUMENTS AND MATERIALS THAT PERTAIN TO THE DISPUTE. THE PARTIES SHALL FIRST ENDEAVOR TO AGREE ON THE ARBITRATOR, BUT IF THEY ARE UNABLE TO DO SO WITHIN TEN (10) DAYS AFTER THE ARBITRATION HAS BEEN INITIATED, THE ARBITRATOR SHALL BE SELECTED, WITHIN THIRTY (30) DAYS AFTER THE ARBITRATION WAS INITIATED, USING THE AAA PROCEDURES. THE ARBITRATOR SHALL BE A LICENSED, PRACTICING ATTORNEY WHO IS SUBSTANTIALLY FAMILIAR WITH THE REAL ESTATE LAW, CUSTOM, PRACTICE, OR PROCEDURE, IN THE AREA IN WHICH THE PROPERTY IS LOCATED, PERTINENT TO THE DISPUTE BEING ARBITRATED. IN ESTABLISHING WHETHER AN ARBITRATOR IS ABLE TO SERVE, THE PARTIES SHALL ADVISE HIM OR HER OF THE NAMES OF ALL PARTIES AND THEIR AFFILIATES AND PRINCIPAL OFFICERS AND OWNERS, AND CONFIRM THAT THERE IS NO CONFLICT OF INTEREST, WHICH FOR PURPOSES HEREOF SHALL MEAN NO BUSINESS OR PERSONAL CONNECTIONS WITH THE ARBITRATOR, OR HIS OR HER FIRM, WITH ANY OF SUCH PARTIES EITHER CURRENTLY OR AT ANY TIME DURING THE IMMEDIATELY PRECEDING THREE (3) YEARS. THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE AAA’S COMMERCIAL ARBITRATION RULES, AS MODIFIED BY THIS SECTION 15, OR BY SUCH OTHER ORGANIZATION AND RULES AS THE PARTIES MAY MUTUALLY AGREE UPON. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL, AND NEITHER PARTY NOR THE ARBITRATOR MAY DISCLOSE THE CONTENT OR RESULTS OF ANY ARBITRATION HEREUNDER WITHOUT THE WRITTEN CONSENT OF BOTH PARTIES. THE ARBITRATOR SHALL FOLLOW THE LAW (INCLUDING APPLICABLE STATUTES OF LIMITATIONS) AND ALL RULES OF EVIDENCE UNLESS THE PARTIES STIPULATE TO THE CONTRARY. ANY PROVISIONAL REMEDY (INCLUDING PRELIMINARY OR PERMANENT INJUNCTIONS AND WRITS OF ATTACHMENT AND POSSESSION) WHICH WOULD BE AVAILABLE FROM A COURT OF LAW OR EQUITY SHALL BE AVAILABLE FROM THE ARBITRATOR PENDING COMPLETION OF THE ARBITRATION. THE BENEFITED PARTY OF SUCH PROVISIONAL REMEDY SHALL BE ENTITLED TO ENFORCE SUCH REMEDY IN COURT IMMEDIATELY; EVEN THOUGH A FINAL ARBITRATION AWARD HAS NOT YET BEEN RENDERED. WITHIN THIRTY (30) DAYS AFTER HIS OR HER APPOINTMENT, THE ARBITRATOR SHALL HEAR AND DECIDE THE DISPUTE SUBMITTED TO ARBITRATION HEREUNDER AND SHALL PROMPTLY PREPARE A WRITTEN DECISION ON THE MERITS OF THE MATTERS IN DISPUTE, WHICH DECISION SHALL STATE THE FACTS AND LAW RELIED UPON AND THE REASONS FOR THE ARBITRATOR’S DECISION. THE ARBITRATOR MAY, AT HIS OR HER DISCRETION, ELECT WHETHER TO MEET WITH THE PARTIES AND WHETHER TO CONDUCT A HEARING ATTENDED BY ALL PARTIES; PROVIDED, HOWEVER, THAT FOR DISPUTES INVOLVING $50,000.00 OR MORE, THE ARBITRATOR SHALL CONDUCT A HEARING. DISCOVERY SHALL BE ALLOWED IN ACCORDANCE WITH APPLICABLE NEW YORK LAW. THE ARBITRATOR SHALL HAVE COMPLETE DISCRETION TO RESOLVE DISCOVERY DISPUTES, TO ORDER THE PRODUCTION OF DOCUMENTS AND PRESENTATION OF WITNESSES AND TO LIMIT SUCH DISCOVERY, INCLUDING THE NUMBER AND SCOPE OF DEPOSITIONS THAT MAY BE TAKEN BY THE PARTIES. PRIOR TO ISSUING HIS OR HER FINAL WRITTEN DECISION, THE ARBITRATOR SHALL INFORM THE PARTIES, IN WRITING, OF THE ARBITRATOR’S EXPECTED DECISION ON THE MATTER AND THE REASONS THEREFORE AND GIVE THE PARTIES FIVE (5) BUSINESS DAYS TO SUBMIT ADDITIONAL ARGUMENTS OR INFORMATION, IN WRITING, TO THE ARBITRATOR AND THE OTHER PARTIES. THE AWARD OR DECISION OF THE ARBITRATOR, WHICH MAY INCLUDE AN ORDER OF SPECIFIC PERFORMANCE, SHALL BE FINAL AND BINDING ON ALL PARTIES AND ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT THE AWARD MAY BE VACATED OR CORRECTED FOR ANY OF THE REASONS PERMITTED UNDER AND PURSUANT TO APPLICABLE NEW YORK LAW. THE ARBITRATOR SHALL HAVE NO AUTHORITY TO MODIFY ANY OF THE TERMS OF THIS AGREEMENT. THE FEES AND EXPENSES OF THE ARBITRATOR AND THE COSTS AND ATTORNEYS’ FEES OF THE PREVAILING PARTY SHALL BE PAID BY THE PARTY WHO IS NOT THE PREVAILING PARTY, AS DEFINED IN SECTION 16.7 (ATTORNEYS’ FEES) AND DETERMINED BY THE ARBITRATOR IN ITS DECISION.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY NEW YORK LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE NEW YORK CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION

/s/ TS	/s/ PS
Seller	Buyer

THIS ARBITRATION OF DISPUTES PROVISION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

16.	Miscellaneous.

16.1         Notice. All notices and any other communications permitted or required under this Agreement must be in writing and will be effective (i) immediately upon delivery in person or by facsimile, provided delivery is made during regular business hours or receipt is acknowledged by a person reasonably believed by the delivering party to be employed by the recipient and that for all facsimiles, good and complete transmission is confirmed by the sending facsimile machine; (ii) immediately upon delivery if delivery is made by electronic mail transmission (“Email”) (so long as any Email notice contains the following in the Subject line in all caps: “OFFICIAL NOTICE UNDER IGP-PHARMACANN PSA”) completed before 5:00 p.m. Central time on a business day, as evidenced by the transmission confirmation generated by the sending Email system; and otherwise on the business day next following the date of completed transmission; provided, however, that any communication by Email to be effective must be confirmed two (2) business days after transmission by duplicate notice delivered as otherwise provided herein unless the recipient confirms receipt by return Email; (iii) upon the actual delivery as evidenced by executed receipt of the recipient if delivered by a nationally recognized delivery service for overnight delivery, provided delivery is made during regular business hours or receipt is acknowledged by a person reasonably believed by the delivering party to be employed by the recipient; or (iv) or the date shown on the return receipt if delivered by the United States Postal Service, certified mail, return receipt requested, postage prepaid and with the return receipt returned to the sender marked as delivered, undeliverable or rejected. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the first date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party. All notices must be properly addressed and delivered to the parties at the addresses set forth below, or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this Section 16.1:

Seller:	PharmaCann LLC
1140 Lake Street, Suite 304
Oak Park, Illinois, 60301
Attention: Teddy Scott, Manager
teddy.scott@pharmacannis.com
708.919.5641

With a copy to:	Thompson Coburn LLP
55 East Monroe Street, 37th Floor
Chicago, Illinois 60603
Attention: Gary L. Plotnick
gplotnick@thompsoncoburn.com

Buyer:	IIP Operating Partnership, LP
17190 Bernardo Center Drive
San Diego, CA. 92128
Attention: Paul E. Smithers, CEO
Paul.smithers@igprop.com
858.692.1800

16.2         Headings. The headings used herein are for purposes of convenience only and should not be used in construing the provisions hereof.

16.3         Covenant of Further Assurances. The parties hereby agree to execute and deliver such other reasonable documents and instruments (including, without limitation, additional escrow instructions in conformity with this Agreement), and to take such other actions, whether before or after Closing, as may reasonably be required and which may be necessary to consummate this transaction and to otherwise effectuate the agreements of the parties hereto; provided that such additional documents, instruments, or actions shall not impose upon the parties any obligations, duties, liabilities or responsibilities which are not expressly provided for in this Agreement.

16.4         Entire Agreement. This document represents the final, entire and complete agreement between the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, communications or representations, whether oral or written, express or implied, including any letters of intent. The parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement. This Agreement may only be modified by a written instrument signed by representatives authorized to bind both parties. Oral modifications are unenforceable.

16.5         Partial Invalidity. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.

16.6         No Waiver. Except as otherwise provided in this Agreement, no consent or waiver by either party to or of any breach or non-performance of any representation, condition, covenant or warranty shall be enforceable unless in a writing signed by the party entitled to enforce performance, and such signed consent or waiver shall not be construed as a consent to or waiver of any other breach or non-performance of the same or any other representation, condition, covenant, or warranty.

16.7         Attorneys’ Fees. In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. This Section 16.7 shall survive the Closing or termination of this Agreement.

16.8         Brokers and Finders. Each party represents that it has not had any contact or dealings regarding the Property, through any licensed real estate broker or other persons who can claim a right to a commission or finder’s fee in connection with this transaction.

16.9          Time of the Essence. Time is of the essence of this Agreement.

16.10         Governing Law; Forum. This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its choice of law principles). The parties agree that, except as otherwise provided in Section 15, all suits or actions of any kind brought to interpret or enforce the terms of, or otherwise arising out of or relating to, this Agreement shall be filed and litigated solely in the state or federal courts in the City of New York. Each party hereby consents to the personal and subject matter jurisdiction of said courts.

16.11         Interpretation. All parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. Unless the context clearly requires otherwise, (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine, and neuter genders shall each be deemed to include the others; (iii) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (iv) “or” is not exclusive; (v) “includes” and “including” are not limiting; and (vi) “days” means calendar days unless specifically provided otherwise.

16.12         IRS Form 1099-S Designation. In order to comply with information reporting requirements of IRC Section 6045(e) and the Treasury Regulations thereunder, the parties agree (i) to execute one or more IRS Form 1099-S Designation Agreements to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; and (ii) to provide the Designee with the information necessary to complete Form 1099-S.

16.13         Third Party Beneficiaries. This Agreement has been made solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of this Agreement.

16.14         Compliance With Laws. Each party shall comply with all applicable laws, rules, regulations, orders, consents and permits in the performance of all of their obligations under this Agreement.

16.15      Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all parties have delivered their signatures to the other parties. Signatures may be delivered by facsimile transmission or by e-mail in a portable document format (pdf). All counterparts shall be deemed an original of this Agreement.

16.16      Exhibits. All Recitals and Exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement.

16.17      Authority. The individuals executing this Agreement on behalf of Seller and Buyer individually represent and warrant that he or she has been authorized to do so and has the power to bind the party for whom they are signing.

16.18      Exchange Transaction. Each party agrees upon the request of the other party to cooperate with the other party in closing all or part of this transaction as an exchange pursuant to IRC Section 1031, provided that:

(a)          The non-exchanging party shall incur no additional expense or liability in connection therewith and shall not be required to hold title to any property other than the Property;

(b)          The exchanging party shall indemnify, protect, defend and hold the non-exchanging harmless from any claims, demands, causes of action, judgments, expenses, costs and attorneys’ fees which result from the non-exchanging party’s compliance with this paragraph, which obligation shall survive the Closing or termination of this Agreement; and

(c)          The Closing is not materially delayed by the exchange.

16.19      Acceptance of Deed. Acceptance by Buyer at Closing of the Grant Deeds shall constitute an acknowledgment by Buyer of full performance by Seller of all of Seller’ obligations under this Agreement, except for the obligations of Seller which are expressly provided in this Agreement to survive Closing. Any of Buyer’s obligations under this Agreement that are expressly provided in this Agreement to survive Closing shall survive Closing and delivery of the Grant Deeds, notwithstanding any presumption to the contrary.

16.20      Confidentiality. Except as required by law or as necessary to perform their obligations under this Agreement, Buyer and Seller shall keep this Agreement and the transactions contemplated hereby, including the identities of Buyer and Seller and their respective affiliates, and the terms of this of this Agreement (collectively, “Confidential Information”) strictly confidential and shall not, without the prior written consent of the other party, disclose any Confidential Information to any other party or use any Confidential Information for any purpose other than evaluating the transaction described herein. However, each party may disclose Confidential Information to its affiliates and their respective officers, employees, advisors, agents, actual and prospective investors and lenders, consultants, title companies, surveyors and other contractors, provided that the party making the disclosure (1) shall provide Confidential Information to such persons only to the extent needed in connection with the transaction contemplated hereby and (2) shall instruct the recipient to keep such Confidential Information confidential. The confidentiality obligations contained in this Section shall survive the Closing, with the exception that, after the Closing, either party may disclose the fact that the Property was sold, but may not disclose any other Confidential Information except to the extent such Confidential Information is publicly available other than as a result of a breach of a party’s obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Contract Date.

SELLER:	PHARMACANN LLC

	By:	/s/ Teddy Scott
	Name:	Teddy Scott
	Title:	Manager

BUYER:	IIP Operating partnership, LP

	By:	/s/ Paul E. Smithers
	Name:	Paul E. Smithers
	Title:	CEO

NOTE: BOTH PARTIES MUST INITIAL THE AGREEMENT AT SECTION 15.

EXHIBIT A

DESCRIPTION OF property

PARCEL A:

ALL THAT PARCEL OF LAND LYING, SITUATE, AND BEING IN THE TOWN OF HAMPTONBURGH, COUNTY OF ORANGE, AND STATE OF NEW YORK AND BEING MORE ACCURATELY DESCRIBED AS FOLLOWS:

BEGINNING AT A REBAR FOUND ON THE NORTHERLY SIDE OF EAGER ROAD BEING ALSO A POINT IN COMMON WITH LANDS NOW OR FORMERLY OF BYRONS (L. 2622, P.33);

THENCE ALONG SAID LANDS THE FOLLOWING N 88° 56’ 54" E 150.67’ TO A REBAR FOUND;

THENCE N 77° 05’ 35" E 156.60’ TO A POINT;

THENCE ALONG SAID LANDS AND THE LANDS NOW OR FORMERLY OF MAJOR, CUPO (L. 2904, P.27) AND LANDS NOW OR FORMERLY OF EAGER (L. 784, P. 512) N 07° 40’ 50" E 1019.90’ TO A POINT;

THENCE ALONG THE LAST MENTIONED LANDS N 65° 58’ 33" W 109.47’ TO A POINT BEING IN COMMON WITH LANDS NOW OR FORMERLY OF CONSOLIDATED RAIL CORP. (L. 2110, P.852);

THENCE ALONG SAID LANDS ON A CURVE TO THE LEFT WITH A RADIUS OF 1942.86’, A CHORD BEARING OF N 27° 14’ 22" E, AND A CHORD DISTANCE OF 450.24’ TO A POINT BEING IN COMMON WITH LANDS NOW OR FORMERLY OF TOBIAS (L. 2262, P.564);

THENCE ALONG SAID LANDS AND PARTIALLY ALONG A STONE WALL S 38° 24’ 31" E 1395.45’ TO AN INTERSECTION OF STONE WALLS BEING A POINT IN COMMON WITH LANDS NOW OR FORMERLY OF NEELYTOWN CEMETERY (NO DEED);

THENCE ALONG SAID LANDS AND FOLLOWING A STONE WALL THE FOLLOWING:

1.	S 43° 04’ 47" W 37.37’ TO AN ANGLE POINT IN SAID WALL; THENCE

2.	S 30° 49’ 01" W 49.21’ TO AN ANGLE POINT IN SAID WALL; THENCE

3.	S 16° 18’ 47" W 119.84’ TO AN ANGLE POINT IN SAID WALL; THENCE

4.	S 50° 09’ 25" E 75.65’ TO A POINT ON THE NORTHERLY SIDE OF EAGER ROAD;

THENCE ALONG SAID ROAD THE FOLLOWING:

1.	S 53° 30’ 40" W 209.99’ TO A POINT; THENCE

2.	S 55° 41’ 51" W 399.84’ TO A POINT; THENCE

3.	S 57° 17’ 02" W 189.98’ TO A POINT; THENCE

4.	S 71° 27’ 26" W 79.42’ TO A POINT; THENCE

5.	S 85° 18’ 51" W 83.51’ TO A POINT; THENCE

6.	N 72° 41’ 30" W 197.99’ TO A POINT; THENCE

7.	N 70° 09’ 15" W 218.65’ TO A POINT; THENCE

8.	N 60° 59’ 32" W 96.48’ TO A POINT; THENCE

9.	N 41° 49’ 10" W 89.73’ TO A POINT, THENCE

10.         N. 22° 45’ 59" W 77.35’ TO SAID POINT BEING THE PLACE AND POINT OF BEGINNING AS SURVEYED BY HUDSON ENGINEERING ASSOCIATES ON JULY 7, AUGUST 1, 1988.

PARCEL B:

AND ALSO ALL THAT PARCEL OF LAND LYING, SITUATE, AND BEING IN THE TOWN OF HAMPTONBURGH, COUNTY OF ORANGE, AND STATE OF NEW YORK AND BEING MORE ACCURATELY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT AT THE END OF A STONE WALL ON THE SOUTHERLY SIDE OF EAGER ROAD SAID POINT ALSO BEING IN COMMON WITH LANDS NOW OR FORMERLY OF PITTS (L. 178, P. 137);

THENCE ALONG SAID LANDS AND PARTIALLY ALONG A STONE WALL S 53° 56’ 57" W 816.17’ TO A POINT BEING IN COMMON WITH LANDS NOW OR FORMERLY OF VARRICHO (L. 2535, P. 187);

THENCE ALONG SAID LANDS AND FOLLOWING A STONE WALL N 39° 06’ 34" W 499.22’ TO AN IRON PIPE FOUND BEING A POINT IN COMMON WITH LANDS NOW OR FORMERLY OF CONSOLIDATED RAIL CORP. (L. 2110, P. 852);

THENCE ALONG SAID LANDS THE FOLLOWING COURSES AND DISTANCES:

1.          ON A CURVE TO THE RIGHT WITH A RADIUS OF 7614.44', A CHORD BEARING OF N 47° 40’ 45" E

AND A CHORD DISTANCE OF 405.19’ TO A POINT; THENCE

2.	S 40° 47’ 57" E 35.00’ TO A POINT; THENCE

3.          N 49° 47’ 44" E 513.64’ TO A POINT NEAR THE SOUTHERLY SIDE OF EAGER ROAD; THENCE ALONG SAID ROAD THE FOLLOWING COURSES AND DISTANCES:

1.	S 68° 02’ 08" E 138.18’ TO A POINT; THENCE

2.	S 56° 53’ 25" E 79.63’ TO A POINT; THENCE

3.	S 29° 19’ 46" E 36.19’ TO A POINT; THENCE

4.	S 10° 35’ 45" E 73.52’ TO A POINT; THENCE

5.	S 00° 24’ 42" W 143.85’ TO A POINT; THENCE

6.	S 07° 14’ 00" E 73.96’ TO A POINT; THENCE

7.	S 14° 47’ 40" E 21.16’ TO A POINT; THENCE

8.          S 22° 45’ 59" E 52.32’ TO SAID POINT BEING THE PLACE AND POINT OF BEGINNING AS SURVEYED BY HUDSON ENGINEERING ASSOCIATES, P.C. ON JULY 7 - AUGUST 1, 1988.

PARCEL C:

AND ALSO ALL THAT PARCEL OF LAND LYING, SITUATE, AND BEING IN THE TOWN OF HAMPTONBURGH AND THE TOWN OF MONTGOMERY, COUNTY OF ORANGE, AND STATE OF NEW YORK AND DESIGNATED AS THE NORTHERLY PORTION OF LOT 1 ON A CERTAIN MAP ENTITLED "PHASE 1 PLAN FOR PYRAMID SUBDIVISION, TOWN OF HAMPTONBURGH AND TOWN OF MONTGOMERY" AND FILED IN THE OFFICE OF THE CLERK OF ORANGE COUNTY 7/13/2004 AS MAP NO. 465-04, BEING MORE ACCURATELY DESCRIBED AS FOLLOWS:

BEGINNING AT A CONCRETE MONUMENT ON THE SOUTHERLY SIDE OF NEELYTOWN ROAD (ORANGE COUNTY ROUTE 99) AT THE NORTHWESTERLY LINE OF LANDS NOW OR FORMERLY OF CONSOLIDATED RAIL CORP.;

THENCE ALONG SAID LANDS THE FOLLOWING COURSES AND DISTANCES:

SOUTHERLY ON A CURVE TO THE LEFT WITH A RADIUS OF 1942.86’, A CHORD DISTANCE OF 616.73’ TO A POINT;

THENCE S 13° 31’ 03" W, 280.59’ TO THE TOWN LINE BETWEEN THE TOWNS OF MONTGOMERY AND HAMPTONBURGH AND THE NORTHEASTERLY CORNER OF THE PREMISES ABOUT TO BE DESCRIBED, THE TRUE POINT OR PLACE OF BEGINNING;

RUNNING THENCE ALONG SAID LANDS NOW OR FORMERLY OF CONSOLIDATED RAIL CORP THE FOLLOWING 5 COURSES AND DISTANCES:

1.	S 13° 31’ 03” W, 693.86’;

2.	SOUTHERLY ON A CURVE TO THE RIGHT WITH A RADIUS OF 1876.86’, A CHORD DISTANCE OF 922.01’;

3.	S 48° 11’ 06" E, 8.00’;

4.	SOUTHERLY ON A CURVE TO THE RIGHT WITH A RADIUS OF 1884.86’, A CHORD DISTANCE OF 260.54’;

5.	S 49° 47’ 48" W, 17.28’;

THENCE N 72° 47’ 17" W, 483.04’;

THENCE N 73° 47’ 52" W, 35.52’;

THENCE N 68° 37’ 43" W, 646.99’;

THENCE N 68° 55’ 54" W; 209.03’;

THENCE N 64° 43’ 59" W, 149.59’;

THENCE N 60° 38’ 04" W, 414.09’;

THENCE N 62° 13’ 16" W, 151.22’;

THENCE N 74° 49’ 21" W, 150.32’;

THENCE N 87° 28’ 15" W, 236.83’;

THENCE N 81° 49’ 34" W, 261.73’;

THENCE NORTHEASTERLY ON A CURVE TO THE RIGHT WITH A RADIUS OF 12489.00’, AN ARC DISTANCE OF 205.32’;

THENCE N 39° 04’ 25" E, 704.70’;

THENCE NORTHEASTERLY ON A CURVE TO THE RIGHT WITH A RADIUS OF 1322.00’, AN ARC DISTANCE OF 88.01’;

THENCE N 43° 01’ 24" E, 590.89’;

THENCE NORTHEASTERLY ON A CURVE TO THE RIGHT WITH A RADIUS OF 6760.00’, AN ARC DISTANCE OF 300.60’;

THENCE S 38° 52’ 21" E, 399.79’; THENCE N 50° 46’ 32" E, 748.00’;

THENCE N 47° 23’ 20” E, 230.88’ TO A POINT BEING APPROXIMATELY ON THE TOWN LINE OF HAMPTONBURGH AND MONTGOMERY;

THENCE ALONG SAID APPROXIMATE TOWN LINE S 49° 17’ 30" E, 1461.61’ TO LAND NOW OR FORMERLY OF CONSOLIDATED RAIL CORP., THE POINT OR PLACE OF BEGINNING.

TOGETHER WITH AN EASEMENT FOR INGRESS AND EGRESS OVER THE FOLLOWING DESCRIBED PREMISES TO NEELYTOWN ROAD (COUNTY ROAD 99);

PARCEL D (RIGHT OF WAY PARCEL):

ALL THAT CERTAIN LOT, PIECE OR PARCEL OF LAND SITUATE IN THE TOWN OF MONTGOMERY, COUNTY OF ORANGE, STATE OF NEW YORK, AS SHOWN ON A PLAN ENTITLED "EASEMENT MAP FOR GREEN ACRES DEVELOPMENT GROUP" AS PREPARED BY EUSTANCE & HOROWITZ, P.C. DATED 8/8/2006 AND LAST REVISED ON 1/10/2008 AND BEING MORE PARTICULARLY BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHWESTERLY LINE OF COUNTY ROAD 99, SAID POINT OF BEGINNING BEING LOCATED, S 35° 59’ 04” E 121.00’ ALONG THE SOUTHWESTERLY LINE OF COUNTY ROAD 99 FROM THE NORTHERLY CORNER OF LANDS OF GREEN ACRES DEVELOPMENT GROUP;

THENCE FROM SAID POINT OF BEGINNING AND RUNNING ALONG THE SOUTHWESTERLY LINE OF COUNTY ROAD 99, S 48° 11’ 04” E 80.01’;

THENCE PASSING THROUGH THE LANDS OF GREEN ACRES DEVELOPMENT GROUP ON THE FOLLOWING FOUR COURSES AND DISTANCES:

1.          S 42° 31’ 24” W 46.36’ TO A POINT OF CURVATURE;

2.          THENCE ON A CURVE TO THE LEFT HAVING A RADIUS OF 285.00’, AN ARC DISTANCE OF 205.00; TO A POINT OF TANGENCY;

3.          THENCE SOUTH 01° 18’ 41” W 784.89’ TO A POINT OF CURVATURE;

4.          THENCE ON A CURVE TO THE RIGHT HAVING A RADIUS OF 440.00’, AN ARC DISTANCE OF 6.86’ TO A POINT ON THE APPROXIMATE TOWN LINE BETWEEN THE TOWN OF MONTGOMERY AND THE TOWN OF HAMPTONBURGH;

THENCE ALONG A PORTION OF THE TOWN LINE, N 49° 17’ 30” W 103.45’;

THENCE CONTINUING THROUGH LANDS OF GREEN ACRES DEVELOPMENT GROUP ON THE REMAINING THREE COURSES AND DISTANCES:

1.          N 01° 18’ 41” E 726.09’ TO A POINT OF CURVATURE;

2.          THENCE ON A CURVE TO THE RIGHT HAVING A RADIUS OF 365.00’, AN ARC DISTANCE OF 262.54’;

3.          THENCE N 42° 31’ 24” E 45.37 FEET TO THE POINT OR PLACE OF BEGINNING.

TOGETHER WITH THE BENEFITS OF A GRADING AND CONSTRUCTION EASEMENT MADE BY AND BETWEEN GREEN ACRES DEVELOPMENT GROUP AND HUDSON VALLEY CROSSINGS, LLC DATED 4/7/2008 TO BE RECORDED.

TOGETHER WITH THE BENEFITS OF A DECLARATION OF DRAINAGE EASEMENT MADE BY GREEN ACRES DEVELOPMENT GROUP DATED 4/7/2008 (TO BE RECORDED).

EXHIBIT B

DOCUMENTS DELIVERED TO BUYER

01-Building and Property

1. A_complete_set of CAD_files_for_all_buildings.

2. Most recent existing survey of the Property.

3. Most recent Seller's issued policy of title insurance, and a current title report issued by the Title Company, together with copies of all listed exceptions.

4. Engineering, environmental and physical inspection reports generated by third parties in Seller's possession or control regarding the Property, including soil reports and maintenance records for mechanical equipment.

5. A list providing all capital items and maintenance and repair expenses incurred during the past twelve months.

6. Copies of current property tax bills and assessor's statements of current assessed value.

7. Statement of insurance coverage by policy type, a list of all claims against such policies over the past three years and copies of the actual insurance policies.

8. Copies of all leasing and brokerage agreements pursuant to which commissions remain owing or are anticipated to become owing after Closing.

9. List of personal property to be conveyed.

10. Copies of all warranty agreements in Seller's possession or control covering all real or personal property to be conveyed to be delivered upon closing.

02-Financial Information

1. Audited financial statements for the last three fiscal years.

2. Quarterly income statements for the last fiscal year and current fiscal year to date.

3. Financial or operating budgets or projections, with quarterly information for the last two fiscal years (and beyond. if any).

Exhibit B, Page 1

4. A description of all changes in accounting methods or principles during the last three fiscal years. 5. Any documents relating to material write-downs or write-offs other than in the ordinary course during the last three fiscal years.

6. Management's letters or special reports by auditors and any response thereto for the last three fiscal years.

7. Letter of counsel to the Company delivered to auditors for the last three fiscal years.

8. Detailed breakdown of G&A expenses for the last three fiscal years.

9. Copies of any valuations of the Company's stock.

lo. Description of all current and contingent liabilities.

03-Taxation

1. Any notice of assessment, revenue agents' reports, etc. from federal or state authorities with respect to any currently "open years.

2. State and Federal tax returns for the last three years;

3. Whether the Company was audited by any tax authorities and the date and result of such audit.

04-Litigation

1. Copies of any pleadings or correspondence for threatened or pending lawsuits, including any arbitration or mediation.

2. Summary of disputes with suppliers, competitors, or customers regarding any claims for an amount in excess of $5,000.

3 . Correspondence with auditor regarding threatened or pending litigation, assessment or claims.

4. Correspondence concerning inquiries from federal or state tax authorities.

5. Decrees, orders or judgments of courts or govemmental! agencies.

6. Settlement documentation.

1Exhibit B, Page 2

EXHIBIT C

LEASE

DATED

___________ ___, 2016

BETWEEN

IIP Operating Partnership, LP

AS LANDLORD

AND

PharmaCann LLC

AS TENANT

Exhibit C, Page 1

BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

Effective Date :	________________, 2016 (Concurrent with closing of the Purchase and Sale Agreement)

Premises (Article 1).	That certain building containing approximately 130,000 square feet located at 600 Neelytown Road, Hudson Valley Crossing, Montgomery, NY.

“Term”:	The period commencing on the Commencement Date and ending one hundred and eighty (180) months after the Commencement Date (plus any partial month at the beginning of the Term).

“Commencement Date”:”:	The date that is concurrent with the closing of the Purchase and Sale Agreement.

“Base Rent” (Article 2)	Base Rent for the first twelve (12) months of term of the Lease shall be equal to a monthly rate of Three Hundred Nineteen Thousand Five Hundred Eighty and No/100 Dollars ($319,580.00) plus fifteen percent (15%) of the closing costs incurred by Landlord in Landlord’s acquisition of the Premises divided by twelve (12). Base rent shall be adjusted annually at the rate of four percent (4%), or 75% of CPI, whichever is greater.

“Supplemental Base Rent”:	Supplemental Base Rent shall be those payments as shown in Exhibit E, attached hereto.

“CPI”	As used herein, the “Consumer Price Index” (CPI) shall mean the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W): US City Average, All Items as published by the Bureau of Labor Statistics of the U.S. Department of Labor.

“Operating Expenses”: (Article 2)	The Lease shall be Absolute NNN, tenant to pay taxes maintenance, insurance, structural repairs and such other terms as provided herein. Tenant will be responsible for Additional Rent, as defined in Section 2.2, operating expenses and real estate taxes upon the Rent Commencement Date. In addition, Tenant will pay to Landlord a property management fee in the amount of 1.5% of the Base Rent.

Exhibit C, Page 2

“Annual Adjustments”: (Section 2.5)	Base rent shall be adjusted annually on the anniversary of the Rent Commencement Date at the rate of four percent (4%) of the then current Base Rent, or seventy-five percent (75%) of CPI, whichever is greater.

“Security Deposit ” (Section 2.4):	Tenant shall deposit with Landlord a Security Deposit in the amount of $2,112,474.00. At the beginning of month seven of the rental period, and up until month sixty of the rental period, the Security Deposit shall be reduced to $1,056,237.00, provided that Tenant achieves a revenue target as follows: Annualized EBITDA of $10,000,000.00 for a continuous six-month period.

“Permitted Use” (Article 3):	Agricultural growth and processing of agricultural materials, to include cannabis, Industrial and office space, consistent with current zoning for the premises and all applicable state and local laws. Permitted use shall include the cultivation and processing of cannabis plant parts and resins into products, and the storage of same for transport, and such other use or uses permitted under applicable law or ordinance. For clarification purposes, Permitted Use does not include the dispensing of any cannabis related materials that are prohibited by applicable Law.

Exhibit C, Page 3

“License”	As used herein, the term “License” shall mean and refer to that certain license issued by _______________________, which license authorizes Tenant to grow and process agricultural materials including but not limited cannabis, and known as License Number _____________________, as amended from time to time.

Address of Tenant (Article 11):	Before the Commencement Date:

PharmaCann LLC
1140 Lake Street, Suite 304
Oak Park, Ill. 60301

With a copy to:

Gary L. Plotnick
Thompson Coburn LLP
55 East Monroe Street
37th Floor
Chicago, Illinois 60603

Address of Landlord (Article 11)	Rent by Mail to:

IIP Operating Partnership, LP
17190 Bernardo Center Drive
San Diego, CA. 92128

Attn: Paul E. Smithers

Or, Rent by Wire Transfer to:

Comerica Bank
5450 Jackson Drive
La Mesa, CA 91942
(858) 676-1635
Innovative Greenhouse Properties

ABA#: [ ]
Acct #: [_ ]

Exhibit C, Page 4

TABLE OF CONTENTS

ARTICLE 1 LEASE OF PREMISES; TERM		7
1.1	Lease	7
1.2	Holdover	7
1.3	Extension Option	7

ARTICLE 2 RENT		8
2.1	Base Rent	8
2.2	Expenses and Taxes; Triple-Net	9
2.3	Late Charge	9
2.4	Security Deposit	10

ARTICLE 3 USE, COMPLIANCE WITH LAWS, HAZARDOUS MATERIALS		10
3.1	Use	10
3.3	Hazardous Materials	11

ARTICLE 4 ALTERATIONS		11
4.1	Alterations	11

ARTICLE 5 REPAIR AND MAINTENANCE; SERVICES		12
5.1	Tenant Repair and Maintenance Obligations	12
5.2	Condition of Premises on Surrender	13
5.3	Services	13

ARTICLE 6 ASSIGNMENT AND SUBLETTING		13
6.1	General Prohibition on Transfers	13
6.2	Conditions to Effectiveness	14
6.3	Transfer Premium	15
6.4	Permitted Transfers	15
6.5	Miscellaneous	15

ARTICLE 7 INDEMNIFICATION; INSURANCE		15
7.1	Indemnification	15
7.2	Tenant Insurance	16
7.3	Waivers	17

ARTICLE 8 THIRD PARTIES		17
8.1	Subordination	17
8.2	Attornment	18
8.3	Mortgagee’s Right to Cure	18
8.4	Sale of the Premises	18
8.5	Estoppel Certificates	18
8.6	Liens	19

Exhibit C, Page 5

ARTICLE 9 EVENTS OF DEFAULT & REMEDIES		19
9.1	Events of Default	19
9.1.1	Events of Default	19
9.2	Remedies	19

ARTICLE 10 CASUALTY & CONDEMNATION		21
10.1	Casualty	21
10.2	Condemnation	22

ARTICLE 11 MISCELLANEOUS		22
11.1	Notices	22
11.2	OFAC/FCPA	22
11.3	Financial Statements	23
11.4	Brokers	23
11.5	Limitation of Landlord’s Liability	23
11.6	No Waivers	23
11.7	Entry into Premises	24
11.8	Other Provisions	24
11.9	Interpretation	25
11.10	Tenant’s Signage	26

Exhibit C, Page 6

LEASE AGREEMENT

This Lease Agreement (this “Lease”), dated ______________, 2016, is made between IIP Operating Partnership, LP (“Landlord”), and PharmaCann LLC., an Illinois Limited Liability Company (“Tenant”).

ARTICLE 1
LEASE OF PREMISES; TERM

1.1          Lease. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the Premises, as more particularly shown on Exhibit A, attached hereto for the Term. Promptly after Landlord’s request, Tenant shall execute and deliver to Landlord a Commencement Date Memorandum in the form attached as Exhibit B. Landlord and Tenant acknowledge that Tenant is in possession of the Premises.

1.2          As Is; No Representations. Tenant’s lease of the Premises is on an “AS IS” basis. Landlord has not made any representation or warranty to Tenant regarding (a) the condition or suitability of the Premises for the conduct of Tenant’s business, or (b) the restrictions that may affect the conduct of Tenant’s business in, or Tenant’s use of, the Premises, or any other rights or benefits under this Lease.

1.2          Holdover. If Tenant retains possession of any portion of the Premises after the Termination Date, then Landlord shall be entitled to exercise all remedies that may be available under this Lease or at law or in equity, and Tenant shall (a) be a tenant at sufferance only, (b) be liable to perform all of the obligations of Tenant set forth in this Lease, and (c) pay Base Rent at a rate of one hundred twenty five- percent (125%) of the monthly Base Rent in effect immediately prior to the Termination Date, prorated on a daily basis. “Termination Date” means the date on which this Lease terminates for any reason, including expiration of the Term. The provisions of this Section 1.2 shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease.

1.3          Extension Option.

1.3.1           Generally,. Tenant shall have two (2) options (the “Extension Option”) to extend the Term of this Lease for a period of five (5) years each (the “Extension Period”), on the same terms and conditions in effect under this Lease immediately prior to the Extension Period, except that (a) Tenant shall have no further right to extend the Term of this Lease, (b) the Base Rent payable during the Extension Period shall be an amount equal to rent for the last year of the Lease, increased by the greater of 75% of CPI, or 4% on an annual basis. If Tenant exercises the Extension Option, such extension shall apply to the entire Premises. Tenant may exercise the Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the “Extension Notice”) not later than twelve (12) months prior to the commencement date of the Extension Period. Such exercise shall, at Landlord’s election, be null and void if any monetary or material non-monetary default (without regard to applicable grace or notice and cure periods) by Tenant under this Lease or any Event of Default shall have occurred and is continuing at the date of such notice. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period. If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 1.3, then the Extension Option shall terminate, and shall be null and void and of no further force and effect. If this Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, then immediately upon such termination the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 1.3.

Exhibit C, Page 7

ARTICLE 2
RENT

2.1          Base Rent.

2.1.1           Generally. Tenant shall pay to Landlord the monthly Base Rent in effect from time to time on or before the first day of each full calendar month during the Term. Tenant shall pay to Landlord on the Commencement Date the prorated Base Rent for any partial calendar month at the beginning of the Term. Base Rent for the first twelve (12) months of term of the Lease shall be equal to a monthly rate of Three Hundred Nineteen Thousand Five Hundred Eighty and No/100 Dollars ($319,580.00) plus fifteen percent (15%) of the closing costs incurred by Landlord in Landlord’s acquisition of the Premises divided by twelve (12). The Base Rent due for any partial calendar month at the end of the Term shall also be prorated and paid on the first day of such calendar month. Tenant shall pay to Landlord all items of Rent (as defined below), without deduction or offset and without notice or demand (except as specifically provided in this Lease in respect of Additional Rent (as defined below)), and Tenant shall deliver such payments to the payment address set forth in the Basic Lease Information, or to such other person, at such other place, or in such other manner as Landlord may designate by giving to Tenant Notice (as defined below) thereof. “Additional Rent” means all amounts payable by Tenant to Landlord in accordance with this Lease, other than Base Rent or Supplemental Rent. “Rent” means all amounts payable by Tenant to Landlord in accordance with this Lease, including, but not limited to Base Rent, Additional Rent, and Supplemental Rent.

2.2          Expenses and Taxes; Triple-Net The term “Rent” includes Base Rent, Supplemental Base Rent, and Additional Rent. Tenant shall pay all Operating Expenses directly relating to the Premises during the Occupancy Period. "Occupancy Period" means the period from the time Tenant first enters the Premises, throughout the Lease Term and thereafter as long as Tenant remains in the Premises.

2.2.1           Expenses.  Tenant will pay directly all Operating Expenses allocable to the Occupancy Period in a timely manner and prior to delinquency. In the event that Tenant fails to pay any Operating Expense within fifteen days after written notice by Landlord to Tenant, and without being under any obligation to do so and without hereby waiving any default by Tenant, Landlord may pay any delinquent Operating Expenses. Any Operating Expense paid by Landlord and any expenses reasonably incurred by Landlord in connection with the payment of the delinquent Operating Expense may be billed immediately to Tenant, or at Landlord’s option and upon written notice to Tenant, may be deducted from the Security Deposit.  "Operating Expenses" means all costs and expenses incurred with respect to the ownership, maintenance and operation of the Premises including, but not limited to:  all insurance, maintenance, repair and replacement of the foundation, roof, walls, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; Premises personnel costs; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Premises; fees for required licenses and permits; and [a property management fee in the amount of 1.5% of the Base Rent.

Exhibit C, Page 8

2.2.2           “Taxes” means all real estate taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary, or extraordinary, (without regard to any different fiscal year used by such governmental authority) that are levied in respect of the Premises, or in respect of any improvement, fixture, equipment, or other property of Landlord, real or personal, located at the Premises, and used in connection with the operation of the Premises., and all fees, expenses, and costs incurred by Landlord in investigating, protesting, contesting, or in any way seeking to reduce or avoid increases in any assessments, levies, or the tax rate pertaining to the Taxes. Taxes shall not include corporate franchise taxes, estate taxes, inheritance taxes, net income taxes.

2.3          Late Charge. Together with each payment of Rent and Supplemental Rent that Tenant pays to Landlord after such payment is due, Tenant shall pay to Landlord the Late Charge (as defined below) and interest calculated on the amount of such payment over the period commencing on the day immediately following the day on which such payment was due and ending on the day on which Tenant pays to Landlord such payment at the rate of the lesser of 12% per annum or the maximum lawful rate of interest; provided that no Late Charge shall apply unless Tenant fails to pay such delinquent payment within two (2) days after written notice of such delinquent payment from Landlord to Tenant. “Late Charge” means, in respect of any such payment, five percent (5%) of such payment.

Exhibit C, Page 9

2.4          Security Deposit. Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount of $2,112,474.00. At the beginning of month seven of the rental period, and up until month sixty of the rental period, the Security Deposit shall be reduced to $1,056,237.00 for the balance of the term of the Lease, upon Tenant achieving a revenue target of Annualized EBITDA of $10,000,000.00 for a continuous six-month period, as demonstrated by audited financial statements provided to Landlord.

The Security Deposit shall be made as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, with notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within thirty (30) days following the expiration of the Term. Tenant shall be entitled to interest earned on the Security Deposit. Upon Tenant being entitled to reduce the Security Deposit as provided hereinabove, all interest accrued to date on the Security Deposit shall be paid to Tenant. Thereafter, interest shall accrue on the Security Deposit for the benefit of Tenant and shall be paid to Tenant when Tenant is entitled to the return of the Security Deposit as provided in this Lease. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 2.4, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 2.4, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease.

2.5          Annual Adjustments. Base rent shall be adjusted annually at the rate of four percent (4%), or seventy-five percent (75%) of CPI, whichever is greater.

ARTICLE 3
USE, COMPLIANCE WITH LAWS, HAZARDOUS MATERIALS

3.1          Use. Tenant shall use the Premises solely for the Permitted Use and shall comply with all applicable restrictions and laws. Tenant may use any portion of the roof of the Premises. Tenant shall not commit, or allow Tenant Parties (as defined below) to commit, any waste of the Premises. “Tenant Parties” means Tenant’s agents, contractors, employees, customers, licensees, invitees, assignees, and subtenants.

3.2          Compliance with Laws. The parties acknowledge that myriad regulations and local and state laws shall govern the operation of Tenant’s use. Tenant alone will be responsible for compliance with all mandates to maintain compliance with the License.

3.2.1           Mandates: Tenant’s foregoing obligation shall encompass all laws and regulations from any governmental authority with jurisdiction related solely to the issuance and maintenance of the License that become effective before and during the Lease term, as same may be extended (collectively, the “Mandates”), regardless of the cost of such compliance, including, but not limited to, state regulations, local zoning ordinances and local laws allowing the Tenant to use the Premises for the Permitted Use. Tenant’s inability to comply with new Mandates shall be grounds for termination of this Lease by Landlord; provided, however, that Tenant shall continue to be liable for all rent and other charges reserved in this Lease through the date of such termination and, without exception, through and including the date upon which Tenant has complied in full with the surrender and restoration obligations, which shall include any Mandates pertaining to dismantling and restoration of property following the cessation of a use like the Permitted Use.

Exhibit C, Page 10

3.2.1           To ensure Tenant’s compliance with Mandates, upon reasonable notice to Tenant and subject to and in accordance with all applicable Law, Landlord shall cause independent third party inspections of the facility and Tenant’s operation to confirm compliance with Mandates, at Landlord’s expense.

3.2.2           To ensure Tenant’s compliance with Mandates, subject to execution by Landlord of a mutually acceptable confidentiality agreement, Landlord shall have the right to review at the Premises (subject to and in accordance with all applicable Law) Tenant’s receipts of sales and all other records Tenant shall from time to time maintain at this Lease’s inception and thereafter.

3.3          Hazardous Materials. Tenant shall not, and shall not permit Tenant Parties to, at any time, handle, use, manufacture, store, or dispose of Hazardous Materials (as defined below) in or about any portion of the Premises. Notwithstanding the foregoing, Tenant may handle, use, store, and dispose of products containing small quantities of Hazardous Materials to the extent customary, required and necessary for the Permitted Use; provided that Tenant shall always handle, use, store, and dispose of such products in a safe manner and in compliance with Restrictions and shall never allow such products to contaminate any portion of the Premises or the Project. “Hazardous Materials” means flammables, explosives, corrosive materials, radioactive materials, materials capable of emitting toxic fumes, hazardous wastes, toxic wastes or materials, and other similar substances, petroleum products and derivatives, and any substance subject to regulation by or under any Laws relating to the protection of the environment or the keeping, use, transportation, or disposition of environmentally hazardous materials, substances, or wastes, and all amendments to any of them.

ARTICLE 4
ALTERATIONS

4.1          Alterations.

4.1.1           Consent. Tenant shall not make or allow to be made any Alterations that require the issuance of building or other permits in accordance with applicable local law without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned, or delayed. Landlord’s consent shall not be required with respect to Alterations that do not require any permits, approvals or authorizations from any governmental agency. Notwithstanding anything contained in this Lease to the contrary, Tenant shall, without the consent of Landlord, but upon notice to Landlord, be allowed to make such Alterations as Tenant is required to complete in order to maintain the License in accordance with the Permitted Use even if building or other permits are required to be issued for completion of such Alterations. Tenant hereby agrees to provide copies of all plans of such Alterations. “Alterations” means any alterations, additions, or improvements to the Premises, including the attachment of any fixtures or equipment in, on, or to any part of the Premises. If Tenant is obligated to request Landlord’s consent to any Alterations under the terms and conditions of this Lease, then, if requested by Landlord, Tenant shall give to Landlord complete plans and specifications for such Alterations. All Alterations shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all laws. Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices, or with all applicable laws, and Tenant shall be solely responsible for ensuring all such compliance. If, as a result of Tenant’s use of the Premises or the making of any Alterations to the Premises (including the Initial Tenant Work, as defined below), any other alterations, improvements, betterments or other physical additions shall be required to be made to any part of the Premises or the Project to comply with the requirements of any applicable Law, including the requirements of the Americans With Disabilities Act (ADA), the Occupational Safety & Health Administration (OSHA), or any of the Restrictions, Tenant shall be solely responsible for the costs (including the costs of any required Title 24 upgrades) incurred to effect such compliance with respect to the Premises, and Landlord shall be solely responsible for the costs (including the costs of any required Title 24 upgrades) incurred to effect such compliance.

Exhibit C, Page 11

4.1.2           Requirements. With respect to any Alterations, Tenant hereby agrees as follows: (a) Tenant shall contract for the performance of such Alterations with a contractor approved by Landlord, which approval shall not be unreasonably withheld or delayed, (b) Tenant shall cause all Alterations to be constructed free of all liens, in accordance with all Restrictions, (c) Tenant shall pay the costs of the Alterations and so that Landlord, the Premises and the Project will be protected against any loss from any mechanic’s, materialmen’s, or other liens, and (d) prior to the commencement of the construction of any Alterations, Tenant shall give to Landlord evidence of the insurance required by Section 7.2.4.

4.1.3           Completion. Upon the completion of any Alterations, (a) Tenant shall timely cause to be recorded a Notice of Completion in respect of such Alterations in the office of the applicable Recorder’s Office, and Tenant shall give to Landlord a conformed copy of such Notice of Completion and (b) Tenant shall give to Landlord a reproducible copy of the “as-built” drawings of such Alterations.

4.1.4           Ownership of Alterations. Any Alterations that are paid for by Landlord (“Landlord Alterations”) shall belong to Landlord, subject to Landlord’s right to require removal thereof in accordance with Section 5.2. Any Alterations that are paid for by Tenant (“Tenant Alterations”) shall belong to Tenant until the Termination Date, at which time the Tenant Alterations shall belong to Landlord, subject to Landlord’s right to require removal thereof in accordance with Section 5.2.

ARTICLE 5
REPAIR AND MAINTENANCE; SERVICES

5.1          Tenant Repair and Maintenance Obligations. Landlord and Tenant acknowledge and agree that this is a "true" NNN lease and that Landlord shall have NO obligations relating to the repair or maintenance of the Premises, or any part thereof, or the outside areas; Tenant shall be solely responsible for same. Tenant shall repair and maintain the Premises and keep same in good condition and in compliance with Law. Tenant shall contract for the performance of repairs and maintenance of the Premises with contractors approved by Landlord. If Tenant fails to so repair and maintain the Premises, after applicable notice and cure period, then Landlord may do so on Tenant’s behalf, and Tenant shall reimburse Landlord for the cost thereof, plus an administrative fee of 5% of such costs.

Exhibit C, Page 12

5.2           Condition of Premises on Surrender. Except as otherwise provided in this Section 5.2, upon the Termination Date, all Alterations, whether Landlord Alterations or Tenant Alterations, shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease. On the Termination Date, Tenant shall give Landlord possession of the Premises, together with all such Alterations, in the same condition as when received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage that Tenant is not required to repair or restore under this Lease. On or prior to the Termination Date, Tenant shall also remove all of Tenant’s furniture, portable trade fixtures, furnishings, electronic data processing equipment, and other equipment (with the exception of security systems servicing the Premises, which shall remain the property of Landlord), and movable partitions of less than full height from floor to ceiling and other personal property (collectively, the “Personalty”) and trade fixtures. All of Tenant’s Personalty and portable trade fixtures not so removed by Tenant, may be removed from the Premises by Landlord and stored, at Tenant’s sole risk and expense and in any event, Landlord shall not be responsible for the value, preservation, or safekeeping thereof. Tenant shall pay to Landlord, upon demand, all reasonable expenses so incurred by Landlord, including the cost of repairing any damage caused by removal and storing such Personalty and/or trade fixtures (collectively, “Tenant’s Property”). Any such Tenant’s Property not claimed by Tenant within sixty (60) days after Tenant’s surrender of the Premises shall, at Landlord’s option, be deemed either abandoned or conveyed by Tenant to Landlord under this Lease without further payment or credit by Landlord to Tenant.

5.2          Services. Landlord shall not be obligated to furnish to the Premises any services or utilities (including, without limitation, janitorial services), and Tenant shall contract directly with the providers of all services and utilities Tenant desires to receive at the Premises.

ARTICLE 6
ASSIGNMENT AND SUBLETTING

6.1          General Prohibition on Transfers.

6.1.1        Transfers Generally. Tenant shall not, directly or indirectly, make a Transfer (as defined below), except in accordance with this Article 6, and any purported Transfer that does not comply with the provisions of this Article 6 shall be void.

6.1.2       Defined Terms.

(a)          “Transfer” means any assignment, pledge, mortgage, hypothecation, encumbrance, lien attaching to, or other transfer of this Lease, or any sublet or other transfer of any portion of the Premises, or any Interest Transfer (as defined below), in any case whether voluntarily, by operation of Law, or otherwise, or permitting the Premises to be used or occupied by anyone other than Tenant.

(b)          “Transferee” means the party to which a Transfer is made.

(c)          “Interest Transfer” means if Tenant is a corporation, trust, partnership, limited liability company or other entity, (i) the transfer of a Controlling Interest in the voting stock, beneficial interest, partnership interests, membership interests or other ownership interests therein (whether at one time or in the aggregate) or (ii) the sale, mortgage, hypothecation, or pledge of more than 25% of Tenant’s net assets. A “Controlling Interest” means the effective control over the management of such entity.

Exhibit C, Page 13

6.1.3           Consent Requests. If Tenant desires to assign this Lease, sublease all or any part of the Premises, or effect an Interest Transfer, then Tenant shall give to Landlord Notice thereof at least 30 days, but not more than 60 days, prior to the proposed effective date of the Transfer, which Notice shall include (a) the name and address of the proposed Transferee, (b) the relevant terms of the Transfer, (c) copies of financial reports and other relevant financial information for the proposed Transferee, (d) information regarding the nature of the business the proposed Transferee intends to operate in the Premises and how long the proposed Transferee has operated such business, (e) a draft of the document to be used to effect the Transfer (the “Transfer Document”), and (f) payment to Landlord of $2,500 as a transfer review fee. Landlord may give, condition, delay or withhold its consent to a Transfer in Landlord’s reasonable discretion.

6.1.4           Permitted Transfer. Notwithstanding anything contained herein to the contrary, Tenant may assign its interest in this Lease or sublease all or any part of the Premises (each a “Permitted Transfer”) to a Permitted Transferee (defined below) without Landlord's prior written consent; provided, that (i) Tenant gives Landlord a written notice of any Permitted Transfer not later than thirty (30) days prior to the effective date of such Permitted Transfer, (ii) Tenant is not in Default under this Lease, (iii) with respect to a Permitted Transfer involving an assignment of this Lease, the Permitted Transferee assumes this Lease by a written assumption agreement delivered to Landlord prior to the effective date of such Permitted Transfer, (iv) the Permitted Transferee shall use the Premises only for the Permitted Use, (v) the use of the Premises by the Permitted Transferee shall not violate any other agreements or leases affecting the Property, (vi) the occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfer, and (vii) Tenant shall be released from any liability under this Lease (whether past, present or future) by reason of such Permitted Transfer). As used herein, (A) “Affiliate” means any person or entity who or which controls, is controlled by, or is under common control with Tenant, (ii) a corporation or other entity which shall be a wholly owned subsidiary of the Tenant, (iii) the parent corporation or other entity of Tenant, or (iv) a subsidiary of such parent corporation or other entity, or to a corporation or other entity having a majority of its ownership in common with the ownership of Tenant; (B) “Successor” means any business entity (i) in which or with which Tenant is merged or consolidated in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant's obligations under this Lease are assumed by the Successor or (ii) the successor or surviving corporation or other entity in the event of a merger or consolidation of the Tenant with another corporation, or (iii) a franchisee of Tenant’s (C) “Purchaser” means any person or entity who or which acquires all or substantially all of the assets of Tenant,), and (D) “Permitted Transferee” means an Affiliate, Successor, Purchaser or an entity that is an approved operator by the applicable New York governmental agency with respect to Tenant’s business operations at the Premises

6.2          Conditions to Effectiveness. As conditions precedent to any Transfer becoming effective and binding on Landlord:

6.2.1           Prior to the proposed effective date of the Transfer, Tenant shall give to Landlord a copy of the fully executed Transfer Document, which shall (i) be in form and substance reasonably acceptable to Landlord, and (ii) for an assignment of this Lease, contain Transferee’s express assumption of Tenant’s obligations under this Lease and waivers by Tenant, for the benefit of Landlord, of all applicable suretyship defenses;

6.2.2           as of the proposed effective date of the Transfer, there shall exist no Event of Default and Landlord shall not have given to Tenant any Notice of a default that Tenant has not cured; and

6.2.3           between the date on which Landlord gave to Tenant Landlord’s consent to the proposed Transfer and the proposed effective date of the Transfer, there shall have been no material adverse change in circumstances that would have allowed Landlord to reasonably withhold Landlord’s consent to the proposed Transfer had such change occurred prior to Landlord giving such consent.

Exhibit C, Page 14

6.3          Transfer Premium. If Landlord consents to a Transfer relating solely to a sublease of the Premises, then at Landlord’s option Tenant shall pay to Landlord 50% of any Transfer Premium (as defined below). “Transfer Premium” means the amount by which all rent paid by the transferee to Tenant or to any subtenant or any other person or entity (other than Tenant) (such person or entity being referred to as a “Subsequent Transferor”) for the Premises pursuant to such agreement exceeds the monthly Base Rent payable by Tenant hereunder with respect to the portion of the Premises being transferred for the term of such agreement. Payment of the Transfer Premium payable to Landlord hereunder shall be made on the first day of each month during the term of such agreement, the Transferee shall pay directly to Landlord 50% of the amount by which the rent, additional rent and other consideration due from the Transferee to Tenant or a Subsequent Transferee under such agreement for such month exceeds the sum of (A) the Base Rent payable by Tenant under this Lease with respect to the portion of the Premises to be Transferred for such month.

6.4          Miscellaneous.

6.4.1           Notwithstanding any Transfer, permitted or otherwise, Tenant shall at all times remain directly, primarily, and fully responsible and liable for the payment of Rent and for compliance with all of the other obligations to be performed by Tenant under the terms, provisions and covenants of this Lease. If any Transferee defaults under this Lease, then Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee.

6.4.2           Landlord may consent to subsequent Transfers, or amendments or modifications to this Lease with Transferees, without notifying Tenant and without obtaining Tenant’s consent, and no such consent by Landlord shall relieve Tenant of liability under this Lease.

6.4.3           Upon the occurrence of an Event of Default, if all or any portion of the Premises is then subject to one or more subleases, then Landlord, in addition to any other remedies provided in this Lease or by Law, may collect directly from the subtenants under such subleases all rents due and becoming due to Tenant under such subleases and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

ARTICLE 7
INDEMNIFICATION; INSURANCE

7.1          Indemnification. To the extent permitted by Laws, Tenant shall protect, indemnify, and hold Landlord harmless from and against any and all Claims incurred by reason of: (a) any damage to any property (including the property of Landlord), or any injury (including death) to any person, occurring in, on, or about any portion of the Premises, to the extent that such injury or damage shall be caused by, or arise from, any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Parties; (b) any Alterations, work, or other thing done by Tenant or any Tenant Parties in or about any portion of the Premises, or from transactions of Tenant concerning any portion of the Premises; (c) Landlord’s withholding of consent to any Transfer; (d) Tenant’s failure to materially comply with any restrictions; (e) any breach or default by Tenant, after applicable notice and cure period, of any representation, covenant or other term of this Lease; or (f) the failure of Tenant or any other occupant of the Premises to surrender to Landlord possession of the Premises on the Termination Date in accordance with this Lease; provided that Tenant shall not be obligated to so indemnify Landlord to the extent any such matter arises from, or is caused by, the willful misconduct or gross negligence of Landlord. “Claims” mean claims, demands, losses, penalties, fines, liabilities, actions (including informal proceedings), settlements, judgments, damages, reasonable costs, and reasonable expenses (including reasonable attorneys’ fees and consultants’ fees, court costs, and other litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, incurred or suffered by, or asserted against, the party in question.

Exhibit C, Page 15

In addition to the above, Tenant agrees to indemnify and hold harmless Landlord from and against damages or losses Landlord incurs as a result of an Early Exit Event, as set forth in Section 9.3.

7.2          Tenant Insurance.

7.2.1           Required Policies. Tenant shall obtain and keep in force throughout the Term the following coverages in the following amounts: (a) commercial general liability insurance on an “occurrence” basis on the current ISO CG 00 01 occurrence form or its equivalent with a deductible reasonably acceptable to Landlord, and with a combined single limit for bodily injury, death, property damage for products and completed operations, third-party bodily injury and/or property damage, contractual liability, personal injury and advertising injury, in an amount reasonably satisfactory to Landlord, but in no event less than $1,000,000.00 and a general aggregate no less than $2,000,000.00; such limit can be achieved by a primary policy or a combination of primary and umbrella/excess policies; (b) comprehensive automobile insurance on ISO form CA 00 01 or its equivalent covering owned vehicles with a combined single limit of not less than $1,000,000.00; (c) worker’s compensation insurance with limits as required by Laws, and employer’s liability insurance coverage with limits of $500,000.00 each accident, $500,000.00 disease – each employee, and $500,000.00 – policy limit; (d) “Special Form” property insurance covering damage to or loss of Tenant’s Personalty, and all Tenant’s Alterations in an amount equal to the full replacement value thereof (without deduction for depreciation); (e) business income insurance with extra expense insurance (ISO form CP 00 30 or its equivalent) in an amount not less than 12 months of income on an Actual Loss Sustained basis; and (f) any such other insurance as Landlord’s lender may require or Landlord may reasonably require.

7.2.2           Requirements for Policies. The policies required under Section 7.2.1 shall: (a) with respect to the commercial general liability policy, name Landlord, Landlord’s property manager; and/or any other persons or entities reasonably designated by Landlord, as additional insureds using additional insurance endorsements CG 20 10 10 01 and 20 37 07 04 or their equivalents, and (ii) with respect to the property insurance policy, name Landlord and Landlord’s lender as loss payees; (b) be issued by reputable, financially sound insurance companies admitted to do business in the State with an A.M. Best rating of A-:VIII or better at all times during which one or more policies issued by such companies are being used to satisfy any of the requirements of Section 7.2.1; (c) provide that such policies shall not be canceled unless 30 days’ notice shall have been given to Landlord (except that 10 days’ notice of cancellation for non-payment of premiums may be given); (d) include coverage for liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with defense provided in addition to policy limits, including the indemnity obligations set forth in Section 7.1; (e) provide that no act or omissions of Tenant shall affect or limit the obligations of the insurer with respect to other insureds, including Landlord; (f) provide that the proceeds of such insurance applicable to casualties occurring during the Term shall be used to repair or replace Tenant’s Personalty and Tenant Alterations, and to pay the Rent; and (g) with respect to the commercial general liability policy, provide that (i) coverage includes a standard ISO separation of insureds provision or substantially similar provision, (ii) Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the Premises by reason of acts or omissions of Tenant, and (iv) the coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. The cost of the Required Insurance and any deductibles, self-insured retentions or co-insurance penalties payable in connection with claims under the Required Insurance, as well as the cost of any other insurance carried by Tenant, will be borne solely by Tenant, without reimbursement by Landlord. By requiring the Required Insurance, Landlord does not represent that the required coverage and limits will be adequate to protect Tenant, and the required coverage and limits will not limit Tenant’s indemnity obligations under this Lease.

Exhibit C, Page 16

7.2.3           Evidence of Insurance. Prior to the Commencement Date, Tenant shall give to Landlord either a copy of each insurance policy required to be obtained and maintained by Tenant in accordance with Section 7.2.1, or certificate thereof issued by the insurance company on ACORD Form 25 as to liability insurance, or on ACORD Form 28 as to property insurance showing such policies in force, and a copy of the additional insured endorsements, and thereafter Tenant shall give to Landlord renewal policies or certificates meeting the requirements of this Section 7.2 at least 30 days prior to the expiration date of each policy. Tenant shall, within a reasonable period of time after Landlord’s request therefor, give to Landlord a certified copy of any and all insurance policies required by this Lease.

7.2.4           Insurance for Alterations. During the performance of any Alterations by Tenant, (a) the insurance required under this Section 7.2 shall extend to all of Tenant’s contractors (and subcontractors of any tier) and shall include injuries to persons and damage to property arising in connection with such Alterations and (b) Tenant shall also maintain such other insurance as Landlord may require, including all-risk builder’s insurance. Tenant shall give to Landlord copies of the policies of, or certificates evidencing, such insurance prior to commencing construction of such Alterations.

7.3          Waivers.

7.3.1           Tenant hereby waives all rights against Landlord for recovery of damages to the extent that those damages are covered under Tenant’s insurance required to be maintained under Sections 7.2.1(a), (b), (c) and (f) above, or which would ordinarily have been covered by such insurance if Tenant had maintained such insurance. Tenant shall obtain any special endorsements required by Tenant’s insurers to effect compliance with this Section 7.3.1.

7.3.2           Each of Landlord and Tenant hereby waive all rights against the other for recovery of damages to the extent that such damages are covered by any property insurance related to the Premises or the Premises, or which would ordinarily have been covered by such insurance if the waiving party had maintained the property insurance required to be maintained by it under this Lease. If any property insurance policy implicated by this waiver does not allow the insured to waive rights of recovery against others prior to a loss, the insured shall cause such policy to be endorsed to provide this waiver.

7.3.3           Landlord shall not be liable to Tenant, and Tenant hereby waives all Claims against Landlord for any damage to or loss of property in or about any portion of the Premises by or from any cause whatsoever, except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord.

ARTICLE 8
THIRD PARTIES

8.1          Subordination. This Lease shall be automatically subject and subordinate at all times to the lien of any first priority mortgages or deeds of trust on, against, or affecting any portion of the Premises, or Landlord’s interest or estate in any portion of the Premises, whether this Lease was executed before or after said instrument, and to all renewals, modifications, consolidations, replacements, and extensions thereof (each, a “Mortgage”); provided that Tenant receives a “Non-Disturbance Agreement” from any current and future encumbrance holder (each, a “Mortgagee”) in customary form assuring Tenant that as long as Tenant is not in Default under this Lease, Tenant’s rights under this Lease shall not be impaired or modified by such Mortgagee. If a Mortgagee elects to have this Lease be superior to such Mortgage, then, by Notice given to Tenant, this Lease shall be deemed superior. Tenant shall execute and deliver to Landlord, within 10 days after Landlord’s request therefor, such further commercially reasonable instruments evidencing such subordination or superiority as may be required by Landlord.

Exhibit C, Page 17

8.2          Attornment. In the event of the foreclosure of, or exercise of the power of sale under, any Mortgage, or in the event of a deed given in lieu of foreclosure, then (a) upon the request of the purchaser in such foreclosure or sale, or the grantee under such deed in lieu (any such party, the “New Owner”), Tenant shall attorn, without any deductions or setoffs whatsoever, to the New Owner and recognize the New Owner as the Landlord under this Lease; (b) upon the request of the New Owner, Tenant shall enter into a new lease, containing all of the terms and provisions of this Lease, with the New Owner for the remaining Term, or at the election of the New Owner, this Lease shall automatically become a new lease between Tenant and the New Owner upon the terms and provisions of this Lease for the remaining Term, and Tenant shall confirm such attornment and new lease in writing within 10 days after the New Owner’s request therefor; (c) the New Owner shall not be liable for any act or omission of Landlord under this Lease occurring prior to the New Owner stepping into the shoes of Landlord, except for the return of the Security Deposit (and all interest accrued thereon) to Tenant as provided under the terms and conditions of this Lease; and (d) the New Owner shall not be bound by any modification of this Lease that was not consented to by the New Owner or any previous payment of more than one month of Base Rent that was not consented to by the New Owner. Tenant waives the provisions of any laws that may give or purport to give to Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant under this Lease in the event of any foreclosure, sale or deed in lieu of foreclosure.

8.3          Mortgagee’s Right to Cure. Notwithstanding anything to the contrary in this Lease, before exercising any right (a) of offset, counterclaim, reduction, deduction, or abatement against Tenant's payment of Rent under this Lease or (b) to terminate the Lease or to claim a partial or total eviction, in each case arising from Landlord's default under this Lease, (i) Tenant shall provide to each Mortgagee whose name and address has been furnished in writing to Tenant with notice of the default by Landlord giving rise to same, and (ii) after such Mortgagee receives such notice, such Mortgagee shall have the same period of time available to Landlord under the Lease in which to cure the default. Such Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any default by Landlord. In addition, as to any default by Landlord the cure of which requires possession and control of the Premises, provided that such Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such default within the period permitted by this Section 8.3, such Mortgagee's cure period shall continue for such additional time as such Mortgagee may reasonably require to either: (A) obtain possession and control of the Premises with due diligence and thereafter cure the default with reasonable diligence and continuity; or (B) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

8.4          Sale of the Premises. If Landlord sells or conveys the Premises, such sale or conveyance shall release Landlord from any liability from and after such sale or conveyance upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event, Tenant agrees to look solely to the successor-in-interest of Landlord in and to this Lease. Except as set forth in this Section 8.4, this Lease shall not be affected by any such sale or conveyance and Tenant agrees to attorn to the purchaser or assignee. Landlord shall transfer or deliver the Security Deposit (and all interest accrued thereon) to Landlord’s successor-in-interest and thereupon Landlord shall be discharged from any further liability with regard thereto.

8.5          Estoppel Certificates. Within 10 days after Landlord’s request, Tenant shall execute and deliver to Landlord and any of Landlord’s then existing or prospective lenders, investors, or purchasers of any portion of the Premises, a certificate substantially in the form attached as Exhibit C, or in such other form and containing such other information as Landlord or any such lenders, investors, or purchasers, may reasonably require. Any certificate delivered in accordance with this Section 8.5 may be relied upon by any such lender, investor, or purchaser. Within 10 days after Tenant’s request, Landlord shall execute and deliver to Tenant and any of Tenant’s then existing or prospective lenders, investors, or purchasers, a statement in writing certifying that Tenant is in possession of the Premises under the terms of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and setting forth such modifications), stating the dates to which rent has been paid, and either stating that no defaults exist hereunder, or specifying each such default of which Landlord may have knowledge, and such other matters as may be reasonably requested by Tenant.

Exhibit C, Page 18

8.6          Liens. Tenant shall, within sixty (60) days of filing, discharge (either by payment or by filing of the necessary bond, insure over, or otherwise) any mechanic’s, materialman’s or other lien or encumbrance against any portion of the Premises that arises out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant. If Tenant shall fail to so discharge such lien or encumbrance (either by payment or by filing of the necessary bond, insure over or otherwise) then, in addition to any other right or remedy of Landlord, Landlord may discharge the same (either by payment or by filing of the necessary bond or otherwise), and any payment, costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys’ fees, shall be repaid together with interest thereon at the rate set forth in Section 2.3 from the date of payment.

ARTICLE 9
EVENTS OF DEFAULT & REMEDIES

9.1          Events of Default.

9.1.1           Events of Default. “Event of Default” means any of the following: (a) Tenant fails to pay when due any Rent, and such failure continues for 5 days after Landlord gives to Tenant Notice thereof; (b) except as otherwise provided in this Lease, Tenant fails to comply with any term, provision, or covenant of this Lease and such failure continues for 30 days after Landlord gives to Tenant Notice thereof (but if such failure is curable but cannot reasonably be cured during such 30-day period, and if Tenant has commenced such cure promptly and in any case within such 30-day period and thereafter has diligently pursued such cure to completion, then such 30-day period shall be extended to 90 days); (c) Tenant fails to obtain and keep in force at all times any insurance required under this Lease, and such failure continues for 5 days after Landlord gives to Tenant Notice thereof; (d) Tenant fails to deliver to Landlord timely any instrument or assurance required under this Lease; (e) material breach of any of the representations or warranties of Tenant set forth in this Lease; or (f) Tenant’s failure to restore the Security Deposit as set forth in Section 2.4 above.

9.1.2          Intentionally Deleted

9.2          Remedies.

9.2.1           Upon Event of Default. Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any Notice or demand whatsoever, concurrently or consecutively and not alternatively (in addition to any other remedies available to Landlord at law or in equity), all of which remedies shall be distinct, separate and cumulative:

Exhibit C, Page 19

(a)          Termination. Landlord may terminate this Lease, in which event Tenant shall vacate the Premises immediately and deliver possession of the Premises to Landlord, and if Tenant fails to do so, then Landlord may, after due process of law, enter upon and take possession of the Premises, and expel or remove Tenant and any other person who may be occupying the Premises or any portion thereof, without being liable for prosecution or any claim or damages therefor, and Landlord may recover from Tenant all of the following: (i) the worth at the time of award of the unpaid Rent that has been earned at the time of termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent that would have been earned after the termination until the time of the award exceeds the amount of lost Rent that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such lost Rent Tenant provides could be reasonably avoided; plus (iv) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Laws; plus (v) any other amount necessary to compensate Landlord for all of the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or that in the ordinary course would be likely to result therefrom. “Worth at the time of award” of the amounts set forth in Sections 9.2.1(a)(i) and (ii) shall be computed by allowing interest at a rate per annum equal to the lesser of (1) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly plus 400 basis points, or (2) the highest rate permitted by Law. “Worth at the time of award” of the amount set forth in Section 9.2.1(a)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, California at the time of award plus 100 basis points.

(b)          Subleases of Tenant. Whether or not Landlord elects to terminate this Lease, Landlord may terminate any and all subleases or other consensual arrangements for possession or occupancy of the Premises entered into by Tenant or any subtenant of Tenant, or may succeed to Tenant’s or Tenant’s subtenant’s interest in such subleases or other arrangements. If Landlord elects to succeed to Tenant’s or Tenant’s subtenant’s interest in any such subleases or other arrangements, then as of the date of Notice by Landlord of such election (i) Tenant shall have no further right to, or interest in, the rent or other consideration receivable thereunder, and (ii) any sublessee or other occupant of the Premises shall attorn to and recognize Landlord as its landlord.

9.2.2      Form of Payment Following Event of Default. Following the occurrence of an Event of Default, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord under this Lease, whether relating to the Event of Default in question or otherwise, be paid in the form of money orders, cashier’s checks, or certified checks drawn on institutions acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior acceptance by Landlord of payments from Tenant in any different form.

9.2.3      Landlord’s Cure Rights. If Tenant defaults under this Lease, then Landlord may, without being under any obligation to do so, and without thereby waiving such default, remedy such default for the account of Tenant. Tenant shall reimburse Landlord for all costs, expenses, and disbursements that Landlord incurs in so remedying such default, plus interest from the date of expenditure by Landlord at the rate set forth in Section 2.3.

9.2.4       Mitigation of Damages. Except as required by Law, Landlord shall have no obligation to mitigate its damages. If Landlord is required by Law to mitigate its damages under this Lease, then (a) Landlord shall be required only to use reasonable efforts to so mitigate, which shall not exceed such efforts as Landlord generally uses to lease the Premises; (b) Landlord shall not be deemed to have failed to so mitigate if Landlord leases less than all of the Premises; and (c) Landlord’s failure to so mitigate shall only reduce the Rent to which Landlord is entitled. Tenant acknowledges that Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of the Premises at the time in question, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to so mitigate.

Exhibit C, Page 20

9.2.5           Waiver of Right of Redemption. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases any rights under any Laws now or hereafter existing to redeem or reinstate this Lease or Tenant’s right of occupancy of the Premises after termination of this Lease under any Laws.

9.3          Early Exit. Anything to the contrary in this Lease notwithstanding, Landlord shall have the right in Landlord’s sole election, upon thirty (30) days prior written notice to Tenant, or sooner on the effective date of any applicable court order, to terminate this Lease in the event of any of the following causes (each, an “Early Exit Cause” and collectively, the “Early Exit Causes”:

a. The seizure by any governmental authority seeking forfeiture of the building(s) housing the Premises, unless such seizure is being diligently challenged by Tenant.

b. The entry of a final, unappealable judgment (after exhaustion of all applicable appeals) having the effect (whether by restraining order, injunction, declaration or otherwise) of establishing that Tenant’s use of the Premises constitutes a private or public nuisance.

9.4          Landlord Default. If Landlord shall fail to perform any material obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant or, if it would reasonably take more than 30 days to complete such cure, such additional time as it would reasonably take to cure up to ninety (90) days after written notice by Tenant. If Landlord shall fail to cure within the time permitted for cure herein, Landlord shall be subject to all remedies as may be available to Tenant at law or in equity (subject to the other provisions of this Lease), including, without limitation, the right of Tenant to terminate this Lease without Tenant waiving its right to damages for Landlord’s default.

ARTICLE 10
CASUALTY & CONDEMNATION

10.1        Casualty.

10.1.1         Generally. If the Base Building is damaged or destroyed by casualty, then Landlord shall promptly and diligently repair the Base Building subject to the condition that insurance proceeds are available for the repair. Notwithstanding the foregoing, in the event the Base Building is damaged or destroyed by casualty during the final two (2) years of this Lease, Landlord shall have no obligation to promptly and diligently repair the Base Building unless Tenant has exercised an Extension Option to extend the term of this Lease as provided for under the terms and conditions of this Lease, whereupon Landlord shall promptly and diligently repair the Base Building.

10.1.2         Abatement of Rent. If the Premises are damaged or destroyed by casualty, then the Base Rent shall be temporarily abated proportionately to the degree the Building is rendered untenantable for the operation of Tenant’s business as a result of the damage or destruction, but only to the extent of any proceeds received therefor by Landlord from rental abatement insurance. Such abatement shall commence on the date of the damage or destruction and shall end on the date on which Landlord substantially completes the repair or restoration of the Premises. Except for such Base Rent abatement, Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s Personalty or to the Tenant Alterations, or any inconvenience occasioned by any damage, repair, or restoration.

Exhibit C, Page 21

10.1.3         Insurance Proceeds. If Landlord terminates this Lease, then Landlord shall be entitled to any and all of the insurance proceeds payable for the damage to Landlord’s property. Tenant shall be entitled to any and all of the insurance proceeds payable for the damage to Tenant’s Property and/or Tenant Alterations.

10.1.4         Waiver. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases its rights to make repairs at Landlord’s expense. With respect to any damage or destruction that Landlord repairs under this Section 10.1, Tenant also waives all of its rights to terminate this Lease pursuant to rights presently or hereafter accorded by Law to tenants. The provisions of this Lease, including this Section 10.1, constitute an express agreement between Landlord and Tenant with respect to any damage to, or destruction of, any portion of the Premises. Any Law in respect of any rights or obligations concerning any such damage or destruction in the absence of an express agreement between the parties, and any other Law relating to damage or destruction of leased premises, whether in effect on the date of this Lease or thereafter, shall have no application to this Lease or any damage or destruction of any part of the Premises.

10.2        Condemnation. If all or any substantial part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu thereof, then either party to this Lease shall have the right to give the other a Notice terminating this Lease at any time within 30 days after such taking. If neither party to this Lease shall so elect to terminate this Lease, then the Rent thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. Landlord shall be entitled to any and all income, rent, award, and any interest whatsoever upon any such sum, which may be paid or made in connection with any such public or quasi-public taking or conveyance in lieu thereof, and Tenant hereby assigns to Landlord any interest Tenant may have in, or claim to, all or any part of such sums, other than any separate award that may be made with respect to Tenant’s trade fixtures, lost business, and moving expenses. Tenant shall make no claim for the value of any unexpired portion of the Term.

ARTICLE 11
MISCELLANEOUS

11.1        Notices. Any notice, consent, demand, or other communication or document required or permitted to be given under this Lease or pursuant to any Laws (“Notice(s)”), shall be (a) in writing (except as otherwise provided in this Lease), (b) addressed to the intended recipient at its address set forth in the Basic Lease Information (provided that each of Landlord and Tenant may change its addresses for the giving of notices by giving notice thereof to the other party), (c) sent by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and (d) deemed to have been delivered when tendered for delivery to the addressee, whether or not actually accepted or received by the addressee. Any Notice may be given by an attorney on behalf of Landlord or by Landlord’s property management company.

11.2        OFAC/FCPA. Neither Tenant nor any of its Affiliates, nor to its knowledge any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each, a “Prohibited Person(s)”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then it shall be considered an event of default under this Lease as to which there shall be no right to Notice or any opportunity to cure, notwithstanding anything contained in this Lease to the contrary, and Landlord shall have the right to immediately exercise all of the remedies set forth in this Lease, including immediate termination of this Lease.

Exhibit C, Page 22

11.3        Financial Statements. Tenant agrees to provide Landlord with such information and financial statements of the Tenant requested by Landlord that are required to be included in any filings to be made by Landlord with the SEC, subject to Tenant’s right to object to such disclosure by appropriate filings and/or action before the SEC.  Tenant shall supply the requested information within 60 days of Landlord’s request. Such financial statements of Tenant shall include consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity prepared in accordance with U.S. generally accepted accounting principles and shall be reviewed or audited by the Seller’s independent auditors (within the requirements of Regulation S-X under the rules and regulations of the SEC, as interpreted by the staff of the SEC), as reasonably requested by the Landlord and required by the SEC.”

11.4        Brokers. Each of Landlord and Tenant represents and warrants to the other that such party has not dealt with any broker or finder in connection with this Lease.

11.5        Limitation of Landlord’s Liability. Landlord’s liability under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Premises. Landlord’s obligations under this Lease shall not be personally binding on Landlord’s present or future investment manager, property manager, or any of the trustees, directors, officers, partners, beneficiaries, principals, members, managers, investors, stockholders, employees, Affiliates, agents, representatives, or successors or assigns of Landlord (collectively, the “Landlord Parties”). Landlord shall not be liable to Tenant under this Lease for any lost profits or damage to business. The limitation of liability provided in this Section 11.5 is in addition to, and not in limitation of, any limitation or liability applicable to Landlord provided by Law or by any other contract, agreement, or instrument.

11.6        No Waivers. No provision of this Lease shall be deemed waived by either party unless expressly waived in a writing signed by the waiving party (and then only to the extent so expressly waived). No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease, an acceleration of the Termination Date, or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease, accelerate the Termination Date, or accept a surrender of the Premises shall be valid, unless expressly provided in a writing signed by Landlord. Acceptance of the full or any partial payment of Rent shall not be deemed Landlord’s waiver of any breach by Tenant of any provision of this Lease and Landlord’s acceptance of a lesser amount than the Rent due under this Lease shall not be deemed Landlord’s waiver of Landlord’s right to receive the full amount of Rent due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such partial payment without prejudice to Landlord’s right to recover the full amount of Rent due. Tenant acknowledges that this Section 11.6 imparts actual notice to Tenant that Landlord’s acceptance of partial payment of Rent does not constitute a waiver of any of Landlord’s rights, including any right Landlord may have to recover possession of the Premises. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default. Landlord’s acceptance of any Rent or of the performance of any other provision of this Lease from any person other than Tenant, including any Transferee, shall not be deemed a waiver of Landlord’s right to approve any Transfer in accordance with Article 6.

Exhibit C, Page 23

11.7        Entry into Premises Upon at least twenty four (24) hour prior written notice to Tenant, Landlord reserves and shall at all times have the right to enter the Premises to inspect the same to ensure compliance with the covenants, warranties and representations of Tenant under this Lease, to perform any obligation to be performed by Landlord under this Lease, to remedy any Tenant default, to show the Premises to prospective purchasers, investors, Mortgagees, and tenants, and to alter, improve, and repair the Premises, in any case without abatement of Rent, and may for such purposes erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures and open any wall, ceiling, or floor in or through the Premises where reasonably required by the character of the work to be performed; provided that Tenant’s entrance to the Premises shall not be blocked and the conduct of Tenant’s business at the Premises shall not be interfered with unreasonably. If Landlord damages any portion of any wall or wall-covering, ceiling, or floor or floor-covering within the Premises, then Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable, but shall not be required to repair or replace more than the portion actually damaged. Except as otherwise expressly provided in this Section 11.7, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Section 11.7.

Notwithstanding anything contained herein to the contrary, the Landlord acknowledges that its rights of reentry into the Premises as set forth in this Lease do not confer on it the authority to manufacture and/or dispense on the Premises medical marijuana in accordance with Article 33 of the Public Health Law and Landlord further agrees to provide the New York State Department of Health, Mayor Erastus Corning 2nd Tower, The Governor Nelson A. Rockefeller Empire State Plaza, Albany, N.Y. 12237, with notification by certified mail return receipt requested of its intent to reenter the Premises or to initiate dispossess proceedings or that the Lease is due to expire, at least thirty (30) days prior to the date on which the Landlord intends to exercise a right of reentry or to initiate such proceedings or at least sixty (60) days before expiration of this Lease.

11.8       Other Provisions.

11.8.1          Covenant of Quiet Enjoyment. Landlord covenants that Tenant, while paying Rent and performing Tenant’s other covenants and agreements under this Lease, shall peaceably and quietly have, hold, and enjoy the Premises for the Term without hindrance from Landlord, but not otherwise, subject to all matters of record and to the terms and provisions of this Lease.

11.8.2          Survival. All obligations of Tenant under this Lease not fully performed as of the Termination Date shall survive the Termination Date.

11.8.3          Entire Agreement. This Lease, together with the Exhibits, contains all of the agreements of Landlord and Tenant in respect of this Lease and supersedes any previous negotiations. There have been no representations made by Landlord or any of Landlord’s representatives, or understandings made between Landlord and Tenant, other than those set forth in this Lease and the Exhibits. This Lease may not be modified except by a written instrument duly executed by the party to be bound. Landlord and Tenant each represent to the other, that is has the individuals executing this Lease have been properly authorized by proper action of the Landlord and Tenant, as the case may be.

Exhibit C, Page 24

11.8.4           Execution in Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.8.5           Recording. Tenant shall not record this Lease or a short form memorandum of this Lease.

11.8.6           No Light, Air, or View Easement. Any diminution or shutting off of light, air or view by any structure that may be erected on lands adjacent to or in the vicinity of the Premises or any portion thereof shall not affect this Lease, entitle Tenant to any reduction in Rent, or impose any liability on Landlord.

11.8.7           Non-Discrimination. Tenant shall not (and Tenant shall not permit any person claiming through or under Tenant to) discriminate against or segregate any person or group of persons on account of race, color, creed, sex, religion, marital status, ancestry, or national origin, whether in the use, occupancy, subleasing, transferring, or enjoyment of the Premises, or otherwise.

11.8.8           Attorneys’ Fees. In any action or proceeding that Landlord or Tenant initiates against the other party declaratory or otherwise, arising out of this Lease, the unsuccessful party in such action or proceeding shall reimburse the prevailing party for its costs, including reasonable attorneys’ fees.

11.8.9           Waiver of Consequential Damages. Neither Landlord nor Tenant shall be liable to the other for any form of special, indirect, consequential, or punitive damages.

11.9        Interpretation.

11.9.1           Captions. The captions in this Lease are for convenience of reference and shall not define, increase, limit, or describe the scope or intent of any provision of this Lease.

11.9.2           Landlord and Tenant. The terms “Tenant” and “Landlord”, and any pronoun used in place thereof, shall indicate and include each of the parties’ and respective successors, executors, administrators, and permitted assigns, according to the context, provided that, for the purposes of any provisions indemnifying or waiving claims against, Landlord, the term “Landlord” shall also include Landlord’s present and future investment manager, and property management company, and all of their trustees, directors, officers, partners, beneficiaries, principals, members, managers, investors, stockholders, employees, Affiliates, agents, representatives, contractors (and subcontractors of any tier), successors and assigns.

11.9.3           Non-Exclusivity. Whenever the words “including”, “include”, or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed the same. Any reference to “any part” or “any portion of” the Premises or any other property shall be construed to refer to all or any part of the same.

11.9.4           Covenants Independent. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent.

11.9.5           Joint and Several Liability. In any case where either Landlord or Tenant consists of more than one person, the obligations of such party under this Lease shall be joint and several.

Exhibit C, Page 25

11.9.6           Time of the Essence. Time is of the essence of this Lease and all of its provisions.

11.9.7           Governing Law. This Lease shall in all respects be governed by the laws of the State of New York.

11.9.8           Successors and Assigns. Subject to the provisions of Article 6, the provisions of this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators, and assigns of Landlord and Tenant.

11.10      Tenant’s Signage.

11.10.1         In General. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material that is visible from the exterior of the Building without Landlord’s prior written approval, which approval shall not be unreasonably be withheld or delayed. Notwithstanding the foregoing, Tenant shall have the right to install such signage at or upon the Premises as permitted by the License and applicable Law. Tenant, at its sole expense, shall maintain Tenant’s Signage in good condition and repair during the Term. Should Tenant’s Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, then, in addition to all of Landlord’s other rights and remedies, Landlord may, but need not, perform the required maintenance and repairs, and Tenant shall pay Landlord the cost thereof, plus a fee for Landlord’s oversight and coordination of such work equal to five percent (5%) of its cost, within thirty (30) days after receipt of Landlord’s request for payment, together with reasonable, supporting backup documentation.

11.11      Right of First Offer. Landlord hereby covenants and agrees that Tenant shall have a “Right of First Offer” to purchase the Premises (including the Building and all land making up the Premises). Such Right of First Offer is granted on and subject to the following terms and conditions:

(i)          If, when and as Landlord desires to sell the Premises (or a portion thereof) to a bona fide third-party, Landlord shall promptly notify Tenant, in writing (a “ROFO Notice”). Tenant shall then have the right to purchase the Premises on the terms and conditions hereinafter set forth;

(ii)         Upon Tenant’s receipt of the ROFO Notice, Tenant shall have thirty (30) days (“ROFO Response Period”) in which to advise Landlord, in writing (the “ROFO Response”), whether or not Tenant desires to exercise its Right of First Offer. The ROFO Response shall describe the economic and other relevant terms and conditions upon which Tenant is prepared to purchase the Premises from the Landlord (the “ROFO Terms”);

(iii)         If Tenant fails to timely deliver a ROFO Response, then Tenant, except as otherwise set forth herein, shall automatically be deemed to have waived its Right of First Offer with respect to its opportunity to purchase the Premises. In that event, Landlord shall be free to sell the Premises to one or more third parties (a “ROFO Sale”);

Exhibit C, Page 26

(iv)         If Tenant timely delivers a ROFO Response and Landlord is in agreement with the ROFO Terms as set forth in the ROFO Response, then, within thirty (30) days of Tenant’s delivery of the ROFO Response to Landlord, Landlord and Tenant shall execute and enter into a purchase and sale agreement containing the ROFO Terms and such other terms as mutually agreed (“Purchase and Sale Agreement”), pursuant to which Tenant shall purchase the Premises on all of the terms and conditions set forth in the Purchase and Sale Agreement. If Landlord and Tenant enter into a Purchase and Sale Agreement and Tenant terminates the agreement pursuant to the terms thereof or fails to close the purchase of the Premises through no fault of Landlord, then Tenant’s Right of First Offer shall automatically terminate and be of no further force or effect; and

(v)          In the event Landlord delivers a ROFO Notice, but Tenant fails to timely deliver a ROFO Response or Landlord is not in agreement with the terms and conditions of the ROFO Response or the ROFO Terms, Landlord has the right to pursue the sale of the Premises to a third party purchaser; provided, however, the Landlord agrees that the sale of the Premises to a third party purchaser shall be on such terms and conditions that are economically superior to the terms and conditions as set forth in the ROFO Terms.

(SIGNATURES APPEAR ON NEXT PAGE)

Exhibit C, Page 27

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

LANDLORD:

IIP Operating Agreement, LP

By:
Name:	Paul E. Smithers
Title:	CEO

TENANT:

PharmaCann LLC

An Illinois Limited Liability Company

By:
Name:
Title:

Exhibit C, Page 28

EXHIBIT A

SITE PLAN DEPICTING THE PREMISES

A-1

EXHIBIT B

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM, dated _____________ (this “Memorandum”), is made by IIP Operating Agreement, LP, (“Landlord”), and PharmaCann LLC, an Illinois Limited Liability Company (“Tenant”).

Recitals:

A.           Landlord and Tenant are parties to that certain Lease, dated [__________] (the “Lease”) for the Building, the land, and the parking facilities located at 600 Neelytown Road, Hudson Valley Crossing, Montgomery, NY. Each capitalized term used, but not defined, in this Memorandum shall have the meaning given to such term in the Lease.

B.           The Commencement Date has occurred.

C.           Landlord and Tenant desire to enter into this Memorandum to confirm the facts set forth in this Memorandum.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.           The Commencement Date is ________________.

2.           The scheduled Termination Date is ____________________.

3.           the Base Rent is $ _____________.

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed as of the date first above written.

LANDLORD:

IIP Operating Agreement, LP

By:
Name:
Title:

TENANT:

PharmaCann LLC,
an Illinois Limited Liability Company

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease Agreement (the “Lease”) made and entered into as of _________, ____ with [__________], a [__________], as Landlord, for the building, land, and parking facilities located at [__________], certifies as follows:

1.          Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.          The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Term commenced on ____________________.

3.          The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A. Tenant is not entitled to receive any concession or benefit (rental or otherwise) or other similar compensation in connection with leasing the Premises other than as set forth in the Lease.

4.          Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows: ______________________.

5.          Base Rent became payable on ____________________.

6.          The Term expires on _______________________.

7.          All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and neither Landlord nor Tenant is in default thereunder. Without limiting the foregoing, (i) all construction and installation of tenant improvements required to be performed by or paid by Landlord under the Lease have been completed and paid and (ii) there are no unpaid allowances or rental concessions payable or creditable to Tenant which have not been paid or credited in full.

8.          No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

9.          As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

10.        All monthly installments of Base Rent and Supplemental Rent and all Operating Expenses (as those terms in quotation marks are defined in the Lease) have been paid when due through ______________. The current monthly installment of Base Rent is $________________.

11.        Tenant does not have any option to purchase or right of first refusal or first offer to purchase the Premises, or any portion thereof, or any interest therein and the only interest of Tenant in such property is as the Tenant under the Lease.

C-1

12.         The amount of the Security Deposit held by Landlord to secure Tenant’s performance under the Lease is __________________ Dollars ($____________). No portion of the Security Deposit has been utilized or applied by Landlord.

13.         Tenant is not the subject of any bankruptcy, insolvency, debtor’s relief, reorganization, receivership or other similar proceeding.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord’s prospective mortgagee, trust deed holder or a prospective purchaser or investor, and acknowledges that it recognizes that if same is done, in addition to Landlord, said mortgagee, prospective mortgagee, trust deed holder or prospective purchaser or investor will be relying upon the statements contained herein in making the loan or acquiring the Premises, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this Estoppel Certificate is a condition of making the loan or acquisition of the Premises.

If Tenant is a corporation, limited liability company or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of Illinois, if required by law, and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed at __________________ on the _____ day of ______________, 20___.

“Tenant”

By:
Name:
Title:
Date Signed:

C-2

EXHIBIT D

SCHEDULE OF FERTILIZER, HERBICIDE AND PESTICIDE BASED PRODUCTS

D-1

EXHIBIT E

SUPPLEMENTAL RENT SCHEDULE

Month	Year	Payment
1	1	$105,476.82
2		$105,476.82
3		$105,476.82
4		$105,476.82
5		$105,476.82
6		$105,476.82
7		$105,476.82
8		$105,476.82
9		$105,476.82
10		$105,476.82
11		$105,476.82
12		$105,476.82
1	2	$105,476.82
2		$105,476.82
3		$105,476.82
4		$105,476.82
5		$105,476.82
6		$105,476.82
7		$105,476.82
8		$105,476.82
9		$105,476.82
10		$105,476.82
11		$105,476.82
12		$105,476.82
1	3	$105,476.82
2		$105,476.82
3		$105,476.82
4		$105,476.82
5		$105,476.82
6		$105,476.82
7		$105,476.82
8		$105,476.82
9		$105,476.82
10		$105,476.82
11		$105,476.82
12		$105,476.82
1	4	$105,476.82
2		$105,476.82
3		$105,476.82
4		$105,476.82
5		$105,476.82
6		$105,476.82
7		$105,476.82
8		$105,476.82
9		$105,476.82
10		$105,476.82
11		$105,476.82
12		$105,476.82
1	5	$105,476.82
2		$105,476.82
3		$105,476.82
4		$105,476.82
5		$105,476.82
6		$105,476.82
7		$105,476.82
8		$105,476.82
9		$105,476.82
10		$105,476.82
11		$105,476.82
12		$105,476.82

E-1

EXHIBIT D

INTENTIONALLY DELETED

Exhibit D, Page 11

EXHIBIT E

GRANT DEED

RECORDING REQUESTED BY
WHEN RECORDED MAIL TO
And mail tax statements to:

Space Above this Line for Recorder’s Use

APN: __________

The undersigned grantor declares the Documentary Transfer Tax is $__________ and City Transfer Tax is $__________ and is computed on the full value of the interest or property conveyed.

GRANT DEED

THIS GRANT DEED is made and entered into this _____ day of _________________, 2016, by ___________________ LLC, a Illinois limited liability company (“Grantor”), in favor of ___________________, a ________________________ (“Grantee”).

WITNESSETH :

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GRANTOR hereby GRANTS to Grantee that certain real property in the County of ____________________ (the “Property”) more particularly described as follows:

LEGAL DESCRIPTION IS ATTACHED HERETO AS EXHIBIT A AND INCORPORATED HEREIN BY THIS REFERENCE.

The foregoing grant is expressly subject to all matters of record as of the date hereof and those certain unrecorded matters identified and described in Exhibit B attached hereto and incorporated herein by this reference.

Mail Tax Statements To: Same As Above

(Signature Page Follows)

Exhibit E, Page 1

EXECUTED as of the day and year set forth above.

GRANTOR:
________________________ LLC,
An Illinois limited liability company

By:
Name:
Its:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF	)
)
COUNTY OF		)

On _______________________, 2015, before me, ______________________________, Notary Public, personally appeared _______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Illinois that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary Public

(Notary Seal)

Exhibit E, Page 2

EXHIBIT A TO GRANT DEED

DESCRIPTION OF PROPERTY

EXHIBIT B TO GRANT DEED

OFF-RECORD MATTERS

1.	All matters which a correct survey of the Property would disclose.

2.	All matters which could be ascertained by a physical inspection of the Property.

3.	Interest of tenants in possession as tenants under written leases in effect as of the date hereof.

4.	A lien for non-delinquent taxes for real property and personal property, and any non-delinquent general or special assessments against the Property.

5.	Zoning ordinances and regulations and any other laws, ordinances or governmental regulations restricting, regulating or relating to the use, occupancy or enjoyment of the Property.

EXHIBIT F

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (“Assignment”) is executed as of the ________ day of _______________, 2016, by PharmaCann LLC, an Illinois limited liability company (“Seller”) in favor of IIP Operating partnership, LP (“Buyer”).

RECITALS

A.           Reference is made to certain real property and the improvements thereon commonly known as 600 Neelytown Road, Hudson Valley Crossing, Montgomery, NY which real property is more thoroughly described in attached Schedule I (the “Property”). Concurrently herewith, Seller is selling to Buyer and Buyer is purchasing from Seller all of Seller’s interest in the Property pursuant to that certain Purchase Agreement dated as of _________ ___, 2016, between PharmaCann LLC, a Delaware Limited Liability Company, 1140 Lake Street, Suite 304, Oak Park, Ill. (Seller”), and Innovative Greenhouse Properties, 17190 Bernardo Center Drive, San Diego, Ca. (“Buyer”), providing for the sale of the Property (the “Purchase Agreement”). Initially capitalized terms used herein but not otherwise defined herein shall have the meanings given them in the Purchase Agreement; and

B.           In connection with the sale of the Property to Buyer, Seller desires to assign and transfer to Buyer all of Seller’s interest in the Service Contracts, Personal Property, Approvals and Warranties.

IN CONSIDERATION OF THE FOREGOING, and for other good and valuable consideration, Seller agrees as follows:

1.          Seller hereby grants, conveys, assigns and transfers to Buyer all of Seller’s rights, title and interest in the leases referenced on Schedule II hereto and the service, utility, management, maintenance and other contracts or agreements listed on Schedule III hereto.

2.          Seller hereby grants, transfers and conveys to Buyer all of Seller’s interest in:

(a)          all personal property described on Schedule IV hereto; and

(b)          all transferable or assignable certificate(s) of occupancy, building or equipment permits, consents, authorizations, variances, waivers, licenses, permits, certificates and approvals from any governmental or quasi-governmental authority with respect to the Land or the Improvements owned by such Seller, and all transferable or assignable warranties, representations, guaranties, and miscellaneous rights relating to the ownership, development, use and operation of the Land and Improvements.

5.          Buyer acknowledges and agrees that the Service Contracts, Personal Property, Approvals and Warranties assigned, transferred and conveyed hereby are being assigned, transferred, and conveyed “AS IS, WHERE IS” subject to, and in accordance with, the terms of Section 8 of the Purchase Agreement.

Exhibit F, Page 1

6.          Any disputes under this Assignment shall be arbitrated in accordance with the provisions of Section 15 of the Purchase Agreement. In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.

7.          The terms of this Assignment shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

8.          The parties agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Assignment. This Assignment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Assignment.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date and year first above written.

SELLER:	PHARMACANN LLC

By:
Name: Teddy Scott
Title: Manager

BUYER:	IIP Operating partnership, lp

By:
Name: Paul E. Smithers
Title: CEO

Exhibit F, Page 2

SCHEDULE I TO BILL OF SALE AND GENERAL ASSIGNMENT

DESCRIPTION OF THE PROPERTY

Exhibit F, Page 3

SCHEDULE III TO BILL OF SALE AND GENERAL ASSIGNMENT

LIST OF SERVICE CONTRACTS

Exhibit F, Page 4

SCHEDULE IV TO BILL OF SALE AND GENERAL ASSIGNMENT

ITEMIZATION OF PERSONAL PROPERTY

Exhibit F, Page 5

EXHIBIT G

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code or 1986, as amended (the “Code”) provides that a buyer of a U.S. real property interest must withhold tax if the seller is a foreign person. To inform Innovative Industrial Properties, Inc. (the “Buyer”), that withholding tax is not required upon the disposition of a U.S. real property interest by PharmaCann LLC, a Delaware limited liability company (the “Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.           Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations)

2.           Seller’s U.S. employer identification number is_________________________

3.	Seller’s office address is:

4.           Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Internal Revenue Code Regulations.

Seller understand that this certification may be disclosed to the Internal Revenue Service by the Buyer and that any false statement Seller has made here could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated: _________________, ____

PHARMACANN LLC

By:
Name: Teddy Scott
Title: Manager

Exhibit G, Page 1

EXHIBIT H

INTENTIONALLY DELETED

Exhibit H, Page 1

EXHIBIT I

FORM OF OWNER’S AFFIDAVIT

Escrow No.           _____________

_____________, _____________,

The undersigned hereby certifies:

1.           That they are the owner of the certain real property in the State of New York, described in your Commitment for Title Insurance or Preliminary Title Report No.

2.          That the land is improved by a:

☒        Office Building

☐         Commercial Building

☐         Industrial Building

☐         Other:

3.           Title Insurance Company (referred to as “ ”) has been requested to issue a form of policy of title insurance showing as an exception to title in Schedule B therein all existing leases affecting the real property referred to above and described in the Commitment/Preliminary Title Report issued in connection with this transaction. In addition to any other requirements it may have, First American has requested that the undersigned provide it with a certified list of all of the lessees under existing leases. Therefore, in response to such request made by First American, the undersigned hereby declares that, to its knowledge, the rent roll attached hereto as Exhibit “A”, represents all of the lessees under all subsisting leases affecting the subject property. The undersigned also declares that to its knowledge, no leases contain provisions for either options to purchase or the rights of first refusal to purchase, or both.

4.          That there have been no repairs, work of improvements or materials furnished to the premises by or on behalf of the undersigned or, to the undersigned’s actual knowledge, by or on behalf of any of the tenants listed on Exhibit “A”, within 90 days, except as shown on Exhibit “B,” which exhibits shows the date such repairs, works of improvements or materials furnished were started and the date such repairs, works of improvements or materials furnished were completed or will be completed.

5.          That there are no unpaid bills for labor or material because of any improvements made by or on behalf of the undersigned to the above premises, except as shown on Exhibit “B.”

6.          That the undersigned has not received any written notice of violation of any covenants, conditions or restrictions, if any, affecting the Land.

7.          That the undersigned has not received any supplemental tax bill which is unpaid.

8.          That this Affidavit is given for the purpose of inducing First American and its Agents, Offices and Subsidiaries to issue its Policy(ies) of Title Insurance which may provide coverage as to the items mentioned above and that the statements made herein are true and correct to my/our own knowledge.

Exhibit I, Page 1

9.          The undersigned acknowledge that they have read the foregoing and fully understand the legal aspects of any misrepresentation and/or untrue statements made herein and indemnify and hold harmless First American against liability occasioned by reason of reliance upon the statements made herein.

10.         The undersigned has not and will not, for the period commencing on the business day prior to close of escrow, at 7:30 a.m. through the recording of the Deed transferring title to the property to the grantee thereunder (such period is called the “Gap Period”), encumber, cause any defect to appear in the title to the property or make any conveyance of all or any part of the property except for the documents executed in favor of, or at the request of the grantee. The undersigned agrees to hold harmless and indemnify First American against all reasonable costs, expenses and attorneys’ fees suffered or incurred by First American as a result of the failure of the undersigned, upon receipt of written notice from First American, to promptly remove, bond or otherwise dispose of any such encumbrance, defect or conveyance that may arise or be filed against the property as a result of any act or omission of the undersigned during the Gap Period.

Date: _______________ ___, 2015

PHARMACANN LLC

By:
Name: Teddy Scott
Title: Manager

Exhibit I, Page 2